UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Anadarko Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2014

TO OUR STOCKHOLDERS:

The 2014 Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Hyatt Market Street Hotel, 9595 Six Pines Drive, Suite 1100, The Woodlands, Texas, 77380 on Tuesday, May 13, 2014, at 8:00 a.m. (Central Daylight Time).

The attached Notice of Annual Meeting of Stockholders and proxy statement provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover only the business contained in the proxy statement and will not include a management presentation.

We also provide access to our proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this proxy statement, a proxy card and our 2013 annual report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide you with the information you need in a timelier manner, will save the cost of printing and mailing documents to you, and will conserve natural resources.

Your vote is important and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the postage pre-paid envelope provided for your convenience. You may also attend and vote at the Annual Meeting.

Very truly yours,

R. A. WALKER

Chairman of the Board, President

and Chief Executive Officer

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Hyatt Market Street Hotel, 9595 Six Pines Drive, Suite 1100, The Woodlands, Texas, 77380 on Tuesday, May 13, 2014, at 8:00 a.m. (Central Daylight Time) to consider the following proposals:

(1)	elect nine directors;

(2)	ratify the appointment of KPMG LLP as the Company’s independent auditor for 2014;

(3)	an advisory vote to approve the Company’s named executive officer compensation;

(4)	if presented, vote on the stockholder proposals set forth on pages 80 through 85 in the accompanying proxy statement; and

(5)	transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

If you are a holder of record of common stock at the close of business on March 18, 2014, the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

Please take the time to vote by following the Internet or telephone voting instructions provided. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

As a stockholder, your vote is very important and the Company’s Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Amanda M. McMillian

Vice President, Deputy General Counsel,

Corporate Secretary and Chief Compliance Officer

March 21, 2014

The Woodlands, Texas

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 13, 2014:

The Proxy Statement and Annual Report for 2013 are available at

https://materials.proxyvote.com/032511

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2014

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors (Board) to be voted at the 2014 Annual Meeting of Stockholders (Annual Meeting) of Anadarko Petroleum Corporation, a Delaware corporation, sometimes referred to herein as the Company, Anadarko, us, we or like terms. The Annual Meeting will be held on Tuesday, May 13, 2014, at 8:00 a.m. (Central Daylight Time). The proxy materials, including this proxy statement, proxy card or voting instructions and our 2013 annual report, are being distributed and made available on or about March 28, 2014.

We provide access to our proxy materials to our stockholders on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to most of our stockholders on or about March 28, 2014. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice.

The Notice also provides instructions on how to inform us whether to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a more timely manner, save us the cost of printing and mailing documents to you, and conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held at The Hyatt Market Street Hotel, 9595 Six Pines Drive, Suite 1100, The Woodlands, Texas, 77380, on Tuesday, May 13, 2014, at 8:00 a.m. (Central Daylight Time).

Who may vote?

You may vote if you were a holder of record of Anadarko common stock as of the close of business on March 18, 2014, the record date for the Annual Meeting. Each share of Anadarko common stock is entitled to one vote at the Annual Meeting. On the record date, there were 512,076,629 shares of common stock outstanding and entitled to vote at the Annual Meeting. There are no cumulative voting rights associated with Anadarko common stock.

May I attend the Annual Meeting?

Yes. Attendance is limited to stockholders of record as of the record date for the Annual Meeting, Company employees, and certain guests invited by the Company. Admission will be on a first-come, first-served basis. You may

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General Information

be asked to present valid picture identification, such as a driver’s license or passport. If your shares of common stock are held in the name of a bank, broker, or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership, such as a current bank or brokerage account statement reflecting ownership as of the record date for the Annual Meeting, to be admitted. Cameras, recording devices, cell phones and other electronic devices cannot be used during the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by Anadarko in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Can I vote my stock by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How can I access the proxy materials over the Internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at https://materials.proxyvote.com/032511.

What am I voting on and how does the Board recommend that I vote?

Proposal	Board Vote Recommendation
Election of Directors	FOR EACH DIRECTOR NOMINEE

Management Proposals
Ratification of KPMG LLP as Independent Auditor for 2014	FOR

Advisory Vote to Approve the Company’s Named Executive Officer 2013 Compensation	FOR

Stockholder Proposals
Provide a Report Regarding Political Contributions	AGAINST

Provide a Report Regarding Climate Change Risk	AGAINST

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What is the effect of an “advisory” vote?

Because your vote with respect to approval of our named executive officer (NEO) compensation is advisory, it will not be binding upon the Board. However, our Compensation and Benefits Committee (Compensation Committee) and the Board will carefully consider the outcome of the vote when reviewing future compensation arrangements for our executive officers.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

How do I vote?

You may vote by any of the following four methods:

(i) Internet. Vote on the Internet at http://www.proxyvote.com. This website also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to your service provider plan). Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 12, 2014.

(ii) Telephone. Vote by telephone by following the instructions on the Notice or, if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 12, 2014.

(iii) Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by May 12, 2014.

(iv) Meeting. You may attend and vote at the Annual Meeting.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your stock is held in street name (for example, held in the name of a bank, broker, or other holder of record), you must obtain a proxy executed in your favor from your bank, broker or other holder of record to be able to attend and vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes.

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Can I change my vote?

Yes. You may revoke your proxy before the voting polls are closed at the Annual Meeting, by the following methods:

•	voting at a later time by Internet or telephone until 11:59 p.m. (Eastern Daylight Time) on May 12, 2014;

•	voting in person at the Annual Meeting;

•	delivering to Anadarko’s Corporate Secretary a proxy with a later date or a written revocation of your most recent proxy; or

•	giving notice to the inspector of elections at the Annual Meeting.

If you are a street name stockholder (for example, if your shares are held in the name of a bank, broker, or other holder of record) and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What is a broker non-vote?

The New York Stock Exchange (NYSE) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes.

What routine matters will be voted on at the Annual Meeting?

The ratification of the independent auditor is the only routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The election of directors, the advisory vote to approve our NEO compensation and the stockholder proposals, if presented, are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

How many votes are needed to approve each of the proposals or, with respect to the advisory vote, to be considered the recommendation of the stockholders?

(i) Election of Directors. The election of each director requires the affirmative vote of a majority of the votes cast for such director. Under our By-Laws, a majority of votes are cast for the election of a director if the number of votes cast “for” the director exceeds the number of votes cast “against” the director. For this purpose, abstentions and broker non-votes are not counted as a vote cast either “for” or “against” the director.

(ii) Independent Auditor. The ratification of the independent auditor requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes cast “against” the proposals.

(iii) NEO Compensation. Our NEO compensation will be considered approved by

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our stockholders in an advisory manner upon the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposal. Broker non-votes are not counted as a vote cast either “for” or “against” the proposal.

(iv) Stockholder Proposals. The approval of the stockholder proposals, if presented, requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposals. Broker non-votes are not counted as a vote cast either “for” or “against” the proposals.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this proxy statement. However, if any other matters arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at http://www.anadarko.com, or by contacting our investor relations department at investor@anadarko.com. Also, the referenced Form 8-K, any amendments thereto and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s website at http://www.sec.gov.

How can I view the stockholder list?

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046.

Who pays for the proxy solicitation related to the Annual Meeting?

We do. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by Anadarko, postings on our website at http://www.anadarko.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in soliciting your proxy for an estimated fee of $12,500, plus reasonable out-of-pocket expenses. Morrow ensures that brokers, custodians and nominees will supply additional copies of the proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Anadarko common stock.

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

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If I want to submit a stockholder proposal for the 2015 Annual Meeting, when is that proposal due?

If you are an eligible stockholder and want to submit a proposal for possible inclusion in the proxy statement relating to the 2015 Annual Meeting, your proposal must be delivered to the attention of our Corporate Secretary and must be received at our principal office, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046, no later than November 28, 2014. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our By-Laws.

If I want to nominate a director for the 2015 Annual Meeting, when is that nomination due?

If you are an eligible stockholder and want to nominate an individual for election to our Board, our By-Laws provide that you must provide your nomination in writing to our Corporate Secretary (at the same address noted above) no later than the close of business on February 12, 2015, and no earlier than the close of business on January 13, 2015.

How can I obtain a copy of the Annual Report on Form 10-K?

Stockholders may request a free copy of our Annual Report on Form 10-K by submitting such request to Investor Relations, Anadarko Petroleum Corporation, P.O. Box 1330, Houston, Texas 77251-1330. Stockholders may also submit such request via e-mail at investor@anadarko.com or by calling

(855) 820-6605. Alternatively, stockholders can access our Annual Report on Form 10-K on Anadarko’s website at http://www.anadarko.com. Also, our Annual Report on Form 10-K and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s website at http://www.sec.gov.

Will I get more than one copy of the proxy statement, annual report or Notice if there are multiple stockholders at my address?

In some cases, only one copy of this proxy statement, annual report or Notice is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon a written or oral request, a separate copy of this proxy statement, annual report or Notice to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also submit requests for delivery of a single copy of the proxy statement, annual report or Notice, but in such event will still receive separate proxies for each account. To request separate or single delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 or a stockholder may make a request by calling the Corporate Secretary at (832) 636-1000, or by contacting our transfer agent, Computershare, P.O. Box 30170, College Station, TX 77842-3170.

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Anadarko Board of Directors

ITEM 1 — ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that all directors are to be elected annually and that any director (or the entire Board) may be removed with or without cause at and after the Annual Meeting at which he or she is elected.

At the 2014 Annual Meeting, the terms of our eleven incumbent directors will expire. Nine of those incumbent directors have been nominated to stand for election and, if elected at this Annual Meeting, will hold office until the expiration in 2015 of each of their one-year terms. As of the Annual Meeting, the number of directors shall be decreased from eleven to nine.

The Board is not aware of any reason why the director nominees would not be able to serve as directors of the Company. However, if a nominee is unavailable for election, then the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Our By-Laws provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order for him or her to be elected to the Board. In addition, each incumbent nominee is required to provide an irrevocable letter of resignation that states that he or she will resign if that director does not receive the required majority vote. If a director were to fail to receive a majority of votes cast and the Board were to accept the resignation tendered, then that director would cease to be a director of Anadarko. Each of the nine incumbent director nominees named below has submitted an irrevocable letter of resignation that becomes effective if he or she does not receive a majority of the votes cast for his or her election and the Board decides to accept such resignation.

As discussed in more detail on page 18 of this proxy statement, the Board considers several qualifications, characteristics and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and its Governance and Risk Committee (formerly the Nominating and Corporate Governance Committee) review the particular experiences, qualifications, attributes and skills that caused the Governance and Risk Committee and the Board to determine that the person should serve as a director of the Company. The biographies of each of the nominees below contain information regarding the person’s experience and director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, to the extent applicable. They also highlight the particular experiences, qualifications, attributes or skills that caused the Governance and Risk Committee and the Board to conclude that the person should be nominated to serve as a director of the Company.

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THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees for Director Nominated by the Board of Directors for Terms Expiring in 2015

ANTHONY R. CHASE

Mr. Chase, 59, is Chairman and Chief Executive Officer of ChaseSource, L.P., a Houston-based staffing and real estate development firm. He served as an Executive Vice President of Crest Investment Company, a Houston-based private equity firm, from January 2009 until December 2009. Prior to these positions, he had most recently served as the Chairman and Chief Executive Officer of ChaseCom, L.P., a global customer relationship management and staffing services company, until its sale in 2007 to AT&T. Mr. Chase has also been a Professor of Law at the University of Houston since 1991. Mr. Chase is on the board of directors of the Greater Houston Partnership, and served as its Chairman during 2012. From July 2004 to July 2008, he served as a director of the Federal Reserve Bank of Dallas, and also served as its Deputy Chairman from 2006 until his departure in July 2008. He is also on the board of directors of the Houston Endowment and the Texas Medical Center and serves on the Board of Trustees for St. John’s School and KIPP Schools. Mr. Chase holds Bachelor of Arts, Master of Business Administration and Juris Doctor degrees from Harvard University. In addition to Mr. Chase’s current directorships of public companies noted to the right, in the past five years he also served on the board of Cornell Companies and Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Partners, LP.

Mr. Chase’s unique experience as a successful and widely respected business leader, entrepreneur and legal scholar provides invaluable perspective to the Board. In addition, he has significant experience with strategic transactions and mergers and acquisitions.

Director Since: February 2014 Independent Current Directorships: Sarepta Therapeutics, Inc.

KEVIN P. CHILTON

General Chilton, 59, retired as Commander of the United States Strategic Command, Offutt Air Force Base, Nebraska, in February 2011, where he was responsible for the plans and operations for all U.S. forces conducting strategic deterrence and Department of Defense space and cyberspace operations. General Chilton served in the Air Force for more than 34 years in a wide variety of assignments including pilot, test pilot, instructor and astronaut, while earning numerous major awards and decorations.

General Chilton’s service as Deputy Program Manager of Operations, International Space Program and Director of Politico-Military Affairs, Asia-Pacific and Middle East, Joint Staff, the Pentagon, provides him with an invaluable blend of political, legislative, international and regulatory knowledge and experience. He also gained valuable managerial, financial and executive experience with his involvement in preparing the Air Force five-year budget/program for several years.

Director Since: May 2011 Independent Current Directorships: Level 3 Communications, Inc. Orbital Sciences Corporation

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THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees for Director Nominated by the Board of Directors for Terms Expiring in 2015

H. PAULETT EBERHART

Ms. Eberhart, 60, has been the President and Chief Executive Officer of CDI Corp. (CDI), a provider of engineering and information technology outsourcing and professional staffing services, since January 2011. From January 2009 until January 2011, Ms. Eberhart was Chairman and Chief Executive Officer of HMS Ventures, a privately held business involved with technology services and the acquisition and management of real estate. She served as President and Chief Executive Officer of Invensys Process Systems, Inc. (Invensys), a process automation company, from January 2007 to January 2009. From 2003 until March 2004, Ms. Eberhart was President of Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company. From 2002 to 2003, she was Senior Vice President of EDS and President of Solutions Consulting. Ms. Eberhart was also a member of the Executive Operations Team and Investment Committee of EDS. She was an employee of EDS from 1978 to 2004. Ms. Eberhart is a Certified Public Accountant. In addition to Ms. Eberhart’s current directorships of public companies noted to the right, in the past five years she also served on the board of Fluor Corporation.

Ms. Eberhart brings a wealth of accounting and financial experience to the Board, as well as managerial, manufacturing and global experience, through her numerous years of service as an executive officer for EDS, Invensys and CDI. She also held various other operating and financial positions during her 26 years at EDS. In addition, she gained significant experience through her service on the boards of other public companies and her involvement with various civic and charitable organizations.

Director Since: August 2004 Independent Current Directorships: Advanced Micro Devices, Inc. Cameron International Corporation CDI Corp.

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THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees for Director Nominated by the Board of Directors for Terms Expiring in 2015

PETER J. FLUOR

Mr. Fluor, 66, has been Chairman and Chief Executive Officer of Texas Crude Energy, Inc., a private, independent oil and gas exploration company located in Houston, Texas, since 1990. He has been employed by Texas Crude Energy, Inc. since 1972 and took over the responsibilities of President in 1980. Mr. Fluor serves as lead director of Fluor Corporation.

Mr. Fluor brings more than 40 years of exploration and production operations, exploration and production service, finance, banking and managerial experience to the Board as a result of his experience at Texas Crude Energy, Inc. (most recently as Chairman and Chief Executive Officer), as well as his service as a director of other public companies and involvement with various civic and charitable organizations.

Director Since: August 2007 Independent Current Directorships: Fluor Corporation Cameron International Corporation

RICHARD L. GEORGE

Mr. George, 63, was appointed independent Chairman of the Board of Penn West Petroleum Ltd., an exploration and production company based in Calgary, Alberta, in May 2013. He previously served as President and Chief Executive Officer of Suncor Energy Inc., an integrated energy company, from 1991 to December 2011, at which time he relinquished the title of President but continued to serve as Chief Executive Officer until his retirement in May 2012. In 2011, Mr. George was named Canadian Energy Person of the Year by the Energy Council of Canada. He has also served on the board of directors of the Canadian Council of Chief Executives since 2003. In 2008, he was inducted into the Canadian Petroleum Hall of Fame. Mr. George was named a member of the Order of Canada in 2007 for his leadership in the development of Canada’s natural resources sector, for his efforts to provide economic opportunities to Aboriginal communities and for his commitment to sustainable development. In addition to Mr. George’s current directorships of public companies noted to the right, in the past five years he also served on the boards of Canadian Pacific Railway, Suncor Energy Inc., and Transocean.

Mr. George’s extensive leadership roles and career experiences in the global energy industry field provide invaluable insight to the Board and strategically assist Anadarko as it pursues its expanding business opportunities.

Director Since: May 2012 Independent Current Directorships: Penn West Petroleum Ltd. Royal Bank of Canada

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THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees for Director Nominated by the Board of Directors for Terms Expiring in 2015

CHARLES W. GOODYEAR

Mr. Goodyear, 56, was appointed non-executive Chairman of the Board of Metallum Holding 1 B.V., a non-ferrous metals recycling and processing company headquartered in the Netherlands, in January 2014. From February 2009 until his retirement in August 2009, Mr. Goodyear was the Chief Executive designate of Temasek Holdings (Pte) LTD, an Asian investment company wholly owned by the Singapore Ministry of Finance. From 1999 to January 2008, Mr. Goodyear served in numerous leadership roles at BHP Billiton, the world’s largest diversified natural resource company, including as its Chief Executive Officer from 2003 to 2007 after having served as its Chief Development Officer and Chief Financial Officer since 1999.

Mr. Goodyear has a lengthy record of public company executive leadership roles in the natural resource industry on a worldwide level as well as significant finance, investment banking and merger and acquisition experience. Mr. Goodyear’s career experiences enable him to provide invaluable insight to the Board and enhance its ability to direct a sustainable and growing enterprise.

Director Since: March 2012 Independent

JOHN R. GORDON

Mr. Gordon, 65, is Senior Managing Director of Deltec Asset Management LLC, a registered investment firm located in New York, New York. He was President of Deltec Securities Corporation from 1988 until it was converted into Deltec Asset Management LLC. Prior to joining Deltec Asset Management LLC, Mr. Gordon was a managing director of Kidder, Peabody & Co., where he spent 12 years in the firm’s corporate finance department.

Mr. Gordon’s role as Senior Managing Director of Deltec Asset Management LLC since 1988 provides him with significant finance and banking experience (including in the energy industry) as well as considerable managerial expertise. He also has significant involvement in various civic and charitable organizations.

Director Since: April 1988 Independent

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THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees for Director Nominated by the Board of Directors for Terms Expiring in 2015

ERIC D. MULLINS

Mr. Mullins, 51, has served as the Co-Chief Executive Officer and Chairman of the Board of Directors of LRE GP, LLC, the general partner of LRR Energy, L.P., a company which operates, acquires, exploits and develops producing oil and natural gas properties, since May 2011. He also serves as the Managing Director and Co-Chief Executive Officer of Lime Rock Resources, a company that he co-founded in 2005 which acquires, operates and improves lower-risk oil and natural gas properties. Prior to co-founding Lime Rock Resources, Mr. Mullins served as a Managing Director in the Investment Banking Division of Goldman Sachs where he led numerous financing, structuring and strategic advisory transactions in the division’s Natural Resources Group.

Mr. Mullins’s career experiences and knowledge in financing and strategic mergers and acquisitions for exploration and production companies greatly assists and enhances the Board’s ability to direct a sustainable and growing enterprise.

Director Since: May 2012 Independent Current Directorships: LRE GP, LLC

R. A. WALKER

Mr. Walker, 57, was named Chairman of the Board of the Company in May 2013, in addition to the role of Chief Executive Officer and director, both of which he assumed in May 2012, and the role of President, which he assumed in February 2010. He previously served as Chief Operating Officer from March 2009 until his appointment as Chief Executive Officer. He served as Senior Vice President, Finance and Chief Financial Officer from September 2005 until March 2009. Mr. Walker serves on the Boards and Executive Committees of the American Petroleum Institute and America’s Natural Gas Alliance, in addition to being a member of the Business Roundtable and the Business Council. He also serves on the Board of Trustees for the Houston Museum of Natural Science. In addition to his current directorships of public companies noted to the right, in the past five years he also served on the boards of Western Gas Equity Holdings, LLC and Western Gas Holdings, LLC, both of which are subsidiaries of Anadarko, on the board of Temple-Inland, Inc, where he chaired the Audit Committee, and the board of trustees for the United Way of Greater Houston. Mr. Walker served as Chairman of the Board of Western Gas Holdings LLC from August 2007 to September 2009.

Mr. Walker has more than 30 years of experience in the energy industry, with a focus on exploration and production, including finance, institutional investing, and mergers and acquisitions. He has served on the boards of directors of more than ten public companies, including Maxus Energy Corporation, Ocean Energy, Inc., Seagull Energy Corporation, Hadson Corporation, 3TEC Energy Corporation, TEPPCO Partners, L.P. and others. This experience provides him with a broad perspective on various corporate governance and other matters. He also has significant involvement in various civic and charitable organizations.

Director Since: May 2012 Not Independent - Management Current Directorships: BOK Financial Corporation CenterPoint Energy, Inc.

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Corporate Governance

Our Board recognizes that excellence in corporate governance is essential in carrying out our responsibilities to our stakeholders, including our stockholders, employees, customers, communities, and creditors, as well as to the environment. Our Corporate Governance Guidelines, By-Laws, Code of Business Conduct and Ethics, Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and written charters for the Audit Committee, the Compensation Committee, and the Governance and Risk Committee, all as amended from time to time, can be found on the Company’s website at http://www.anadarko.com/About/Pages/Governance.aspx. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any stockholder who requests them. You can submit such a request to the Corporate Secretary at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046.

Under the Company’s Corporate Governance Guidelines, directors are expected to attend regularly scheduled Board of Director meetings and meetings of committees on which they serve, as well as the Annual Meeting of Stockholders. Each director that served on our Board during 2013 attended at least 75% of the meetings of the Board and the committees on which he or she served. There were eight Board meetings and 19 Board committee meetings in 2013. In addition, all of the incumbent directors attended the 2013 Annual Meeting, other than Mr. Chase, who joined the Board in February 2014.

BOARD LEADERSHIP STRUCTURE

Mr. Walker was elected Chairman of the Board, effective following the Company’s 2013 Annual Meeting. Mr. Walker, as the Company’s Chief Executive Officer (CEO), works in concert with the rest of our majority-independent Board and the independent Lead Director, Mr. Gordon, to oversee the execution of the Company’s strategy. The Board believes that the combined Chairman and CEO role ensures open communication between the Board and executive management and promotes consistent and effective leadership of both the Board and executive management. Given Mr. Walker’s successful leadership transition during 2012 and 2013, the Board believes that a combined Chairman and CEO role is currently the best approach to promote long-term stockholder value for several reasons:

•	Promotes Unified Approach on Corporate Strategy Development and Execution — Maintaining a combined role enables the Company’s CEO to act as a bridge between management and the Board, helping both to act with a common purpose. This also fosters consensus building and alignment on strategy and tactical execution of a Board-approved vision and strategy at the top levels within the Company;

•	Requires that CEO Recognize Importance of Good Corporate Governance — Maintaining a combined position requires that the CEO’s responsibilities include a mastery of good corporate governance, a focus on broad stakeholder interests, and an open channel of communication, and requires the CEO to work together with the Lead Director as a team and to appreciate the vital importance of good governance practices in executing the Company’s strategy;

•	Provides Clear Lines of Accountability — A combined position has the practical effect of simplifying the accountability of the executive management team, thereby reducing potential confusion and fractured leadership that could result from reporting to two individuals as opposed to one; and

•	Provides Clear Roadmap for Stockholder/Stakeholder Communications — A combined position provides the Company’s stakeholders the opportunity to deal with one versus several points of overall authority, which we believe results in more efficient and effective communications with stakeholders.

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Corporate Governance

Role of Lead Director. Consistent with industry best practices, the Board has a strong and active Lead Director whose duties and responsibilities ensure the Company maintains a corporate-governance structure with appropriate independence and balance. Our independent Lead Director’s duties are closely aligned with the role of an independent, non-executive chairman. As Lead Director elected exclusively by the independent directors, Mr. Gordon’s role is to assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. Mr. Gordon serves as a liaison between the Chairman and the independent directors and works with the Chairman to approve all meeting agendas. He presides at (i) executive sessions of the non-employee directors, which are held in conjunction with each regularly scheduled quarterly meeting of the Board, (ii) executive sessions of the independent directors, which are held at least once a year, and (iii) any other meetings as determined by the Lead Director. Mr. Gordon also approves information sent to the Board and approves meeting schedules to assure there is sufficient time for discussion of all agenda items. In addition, as Lead Director, Mr. Gordon has authority to call special meetings of the Board and is also a member of the Board’s Executive Committee, providing additional representation for the independent directors in all actions considered by the Executive Committee between Board meetings. Mr. Gordon is required, if requested by major stockholders, to be available for consultation and direct communication.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board’s role in the identification, assessment, oversight and management of potential risks that could affect the Company’s ability to achieve its strategic, operational and financial objectives consists of (i) reviewing and discussing the Company’s risk framework and risk management policies, (ii) facilitating appropriate coordination among the Board’s committees with respect to oversight of risk management by delegating oversight of the Company’s enterprise risk management program to the Governance and Risk Committee, the risk assessment framework and risk management policies, including the framework with respect to significant financial risk exposures, to the Audit Committee, and compensation risk to the Compensation Committee, and (iii) periodically meeting with members of management, including members of the Company’s internal Risk Council, to identify, review and assess the Company’s major risk exposures and steps taken to monitor, mitigate and report such exposures.

Board Committees. The Governance and Risk Committee is responsible for oversight of the Company’s significant risk exposures and periodically reviews and discusses with members of management those risk exposures and the steps being taken to identify, monitor and mitigate such exposures. With the assistance of the Compensation Committee’s independent executive compensation consultant, the Compensation Committee is responsible for the oversight of the annual risk assessment of the Company’s compensation programs. The Audit Committee is responsible for oversight of the Company’s risk assessment framework and risk management policies, including the framework with respect to significant financial risk exposures, and periodically reviews and discusses such framework and policies with members of management.

Internal Risk Council. In order to facilitate oversight of potential risk exposures to the Company that have not been specifically delegated to any Board committee, the Board periodically meets with members of the Company’s internal Risk Council to review and assess the Company’s risk management processes and to discuss significant risk exposures. Members of senior management comprise the Company’s internal Risk Council and provide periodic reports to the CEO, the Governance and Risk Committee and the full Board regarding the Company’s risk profile and risk-management strategies. In addition, the Company’s internal audit function regularly provides additional perspective and insight to the Board regarding potential risks facing the Company.

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Corporate Governance

COMPENSATION COMMITTEE RISK ASSESSMENT

The Compensation Committee reviewed a comprehensive compensation risk assessment conducted independently by Frederic W. Cook & Co., Inc. (FWC), the Compensation Committee’s executive compensation consultant. The assessment focused on the design and application of the Company’s executive and non-executive compensation programs and whether such programs encourage excessive risk taking by executive officers and other employees. Based on the outcomes of this assessment and the Compensation Committee’s review, the Compensation Committee believes that the Company’s compensation programs (i) do not motivate our executive officers or our non-executive employees to take excessive risks, (ii) are well designed to encourage behaviors aligned with the long-term interests of stockholders and (iii) are not reasonably likely to have a material adverse effect on the Company. Anadarko’s compensation programs are designed to support and reward appropriate risk taking and include the following:

•	an appropriate balance of fixed versus variable pay, cash and equity pay components, operating and financial performance measures, short-term and long-term performance periods, extended vesting schedules, and established formulas and discretion;

•	established policies to mitigate compensation risk including significant stock ownership guidelines for officers of the Company, insider-trading prohibitions, clawback provisions, and specified caps on incentive awards; and

•	independent Compensation Committee oversight, which also extends to incentive plans below the executive officer level.

COMMITTEES OF THE BOARD

The Board has four standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Governance and Risk Committee, and (iv) the Executive Committee. For each of the current committees of the Board, the table below shows the current membership, the principal functions and the number of meetings held in 2013:

Name, Members and Meetings	Principal Functions
AUDIT COMMITTEE(1) Eric D. Mullins (Chair)(2) Kevin P. Chilton Charles W. Goodyear Paula R. Reynolds Meetings in 2013: 8	•	Discusses the integrity of the Company’s accounting policies, internal controls, financial reporting practices and the financial statements with management, the independent auditor and internal audit.
	•	Reviews and discusses with management the Company’s risk assessment framework and risk management policies, including the framework with respect to significant financial risk exposures.
	•	Monitors the qualifications, independence and performance of the Company’s internal audit function and independent auditor, and meets periodically with management, internal audit and the independent auditor in separate executive sessions.
	•	Establishes and maintains procedures for the submission, receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal controls or auditing matters, including those received through the confidential anonymous Anadarko Hotline.

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Corporate Governance

Name, Members and Meetings	Principal Functions
AUDIT COMMITTEE (Continued)	•	Monitors compliance with legal and regulatory requirements and the business practices and ethical standards of the Company.
	•	Approves the appointment, compensation, retention and oversight of the work of the Company’s independent auditor and establishes guidelines for the retention of the independent auditor for any permissible services.
	•	Prepares the Audit Committee report, which is on page 28.
COMPENSATION AND BENEFITS COMMITTEE(3) Peter J. Fluor (Chair) Richard L. George John R. Gordon Meetings in 2013: 7	•	Approves and evaluates the Company’s director and officer compensation plans, policies and programs.
	•	Conducts an annual review and evaluation of the CEO’s performance in light of the Company’s goals and objectives.
	•	Retains, and is directly responsible for the oversight of, compensation or other consultants to assist in the evaluation of director or executive compensation and otherwise to aid the Compensation Committee in meeting its responsibilities. For additional information on the role of compensation consultants, please see Compensation Discussion and Analysis beginning on page 30.
	•	Annually reviews the Company’s compensation-related risk profile to confirm that compensation-related risks are not reasonably likely to have a material adverse effect on the Company.
	•	Periodically reviews and discusses with its independent compensation consultants and senior management the Company’s policy on executive severance arrangements, and recommends any proposed changes to the Board to the extent required by the Compensation Committee charter.
	•	Reviews the Compensation Discussion and Analysis, disclosures for advisory votes by stockholders on executive compensation, including frequency of such votes, and other relevant disclosures made in the proxy statement.
	•	Produces an annual Compensation Committee report, which is on page 29.
GOVERNANCE AND RISK COMMITTEE(4) H. Paulett Eberhart (Chair) Anthony R. Chase Preston M. Geren III Meetings in 2013: 4	•	Recommends nominees for director to the full Board and ensures such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines.
	•	Reviews the qualifications of existing Board members before they are nominated for re-election to the Board.
	•	Recommends members of the Board for committee membership.
	•	Proposes Corporate Governance Guidelines for the Company and reviews them annually.
	•	Oversees the Company’s compliance structure and programs.

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Corporate Governance

Name, Members and Meetings	Principal Functions
GOVERNANCE AND RISK COMMITTEE (Continued)	•	Develops and oversees an evaluation process for the Board and its committees.
	•	Oversees the emergency and expected CEO succession plans.
	•	Reviews and approves related-person transactions in accordance with the Board’s procedures.
	•	Reviews and investigates reports to the confidential anonymous Anadarko Hotline regarding material non-financial matters.
	•	Reviews and discusses with management the Company’s significant risk exposures and the steps management has taken to identify, monitor and mitigate such exposures.
	•	Oversees the work of the Company’s independent reserve engineering consultant.
	•	Oversees the Anadarko Petroleum Corporation Political and Public Engagement Policy and the Company’s political activity, including annually reviewing the Company’s political contributions and trade association payments.
	•	Reviews and discusses with management the Company’s environmental, health and safety programs.
EXECUTIVE COMMITTEE R. A. Walker (Chair) H. Paulett Eberhart Peter J. Fluor John R. Gordon Eric D. Mullins Meetings in 2013: 0	•	Acts with the power and authority of the Board, in accordance with the Company’s By-Laws, in the management of the business and affairs of the Company while the Board is not in session.
	•	Approves specific terms of financing or other transactions that have previously been approved by the Board.

(1)	None of the Audit Committee members serve on the audit committee of more than two other public companies.

(2)	The Board has determined that Mr. Mullins qualifies as an “audit committee financial expert” under the rules of the SEC based upon his education and employment experience as more fully detailed in Mr. Mullins’s biography set forth above. The Board has also determined that Mr. Mullins, as well as each member of the Audit Committee, is independent, as independence for audit committee members is defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (Exchange Act), and under the standards set forth by the NYSE.

(3)	The Board has determined that each member of the Compensation Committee is (i) independent under the standards set forth by the NYSE governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (IRC).

(4)	The Board has determined that each member of the Governance and Risk Committee is independent under the standards set forth by the NYSE governing Board membership.

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Corporate Governance

BOARD OF DIRECTORS

Director Independence

In accordance with NYSE rules, the Sarbanes-Oxley Act of 2002, the Exchange Act, and the rules and regulations adopted thereunder, and the Company’s Corporate Governance Guidelines, the Board must affirmatively determine the independence of each director and director nominee in accordance with the Company’s director independence standards, which are contained in the Company’s Corporate Governance Guidelines found on the Company’s website at http://www.anadarko.com/About/Pages/Governance.aspx.

Based on the standards contained in our Corporate Governance Guidelines, and the recommendation by the Governance and Risk Committee, the Board has determined that each of the following non-employee director nominees is independent and has no material relationship with the Company that could impair such nominee’s independence:

• Anthony R. Chase	• Richard L. George
• Kevin P. Chilton	• Charles W. Goodyear
• H. Paulett Eberhart	• John R. Gordon
• Peter J. Fluor	• Eric D. Mullins

Mr. Walker is not independent because he is the Chairman, President and CEO of the Company.

For information regarding our policy on Transactions with Related Persons, please see page 75 of this proxy statement.

Selection of Directors

The Company’s Corporate Governance Guidelines require that with respect to Board vacancies, the Governance and Risk Committee (or a subcommittee thereof): (i) identify the personal characteristics needed in a director nominee so that the Board as a whole will possess such qualifications as more fully identified below; (ii) compile, through such means as the Governance and Risk Committee considers appropriate, a list of potential director nominees thought to possess the individual qualifications identified in the Corporate Governance Guidelines, as well as any additional specific qualifications the Board deems appropriate at the time; (iii) engage an outside consultant, as necessary, to assist in the search for qualified nominees; (iv) review the background, character, experience and temperament of each potential nominee; (v) conduct interviews, and, if appropriate recommend that other members of the Board and/or management interview such potential nominee; and (vi) evaluate each potential nominee in relation to the culture of the Company and the Board, which emphasizes independent thinking and teamwork.

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Corporate Governance

As stated in our Corporate Governance Guidelines, one of the core competencies our Board has identified in assessing the qualifications of the Board as a whole is a diversity of experience, professional expertise, perspective and age. The Board recognizes that such diversity is an important factor in board composition and the Governance and Risk Committee ensures that such diversity considerations are discussed in connection with each candidate for director. For the past several years, our Board has reviewed on at least an annual basis a director skillset chart that identifies characteristics that the Board believes contribute to an effective and well-functioning board and that the Board as a whole should possess. The factors the Board considers include the following:

•	other board service (both prior and current)
•	current or former experience as CEO of a public company
•	public company executive service (both prior and current)
•	financial expertise
•	banking/finance expertise
•	exploration and production operations expertise
•	oil and gas service company expertise
•	international business experience
•	government relations experience
•	marketing/commodity risk management experience
•	manufacturing/operations experience
•	civic/charitable experience

The Governance and Risk Committee considers these and other factors and the extent to which such skillsets can be represented when evaluating potential candidates for the Board. Together, this diversity of skillsets, experiences and personal backgrounds allows our directors to provide the diversity of thought that is critical to the Board’s decision-making and oversight process.

Annual Evaluations

The Board and each of the independent committees have conducted self-evaluations related to their performance in 2013. The performance evaluations were supervised by the Governance and Risk Committee and the results were discussed by the applicable committee and the Board. The Board and each committee have implemented any necessary changes as a result of these evaluations.

Communication with the Directors of the Company

The Board welcomes questions or comments about the Company and its operations. Interested parties who wish to communicate with the Board, including the Lead Director, the non-employee or independent directors, or any individual director, may contact the Chairperson of the Governance and Risk Committee at governanceriskchair@anadarko.com or at Anadarko Petroleum Corporation, Attn: Corporate Secretary, 1201 Lake Robbins Drive, The Woodlands, Texas, 77380-1046. If requested, any questions or comments will be kept confidential to the extent reasonably possible. Depending on the subject matter, the Chairperson of the Governance and Risk Committee, with the assistance of the Corporate Secretary, will:

•	forward the communication to the director or directors to whom it is addressed;

•	refer the inquiry to the General Counsel for referral to the appropriate corporate department if it is a matter that does not appear to require direct attention by the Board or an individual director; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

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Corporate Governance

These procedures may change from time to time, and you are encouraged to visit our website for the most current means of contacting our directors. If you wish to request copies of any of our governance documents, please see page 13 of this proxy statement for instructions on how to obtain them.

Stockholder Participation in the Selection of Director Nominees

During the past year, no stockholder submitted names to the Governance and Risk Committee of individuals for nomination to the Company’s Board pursuant to the procedures discussed below. For nomination at the 2015 Annual Meeting, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources. To nominate a director for the 2015 Annual Meeting, a stockholder must follow the procedures described in the Company’s By-Laws, which require that the stockholder give written notice to the Company’s Corporate Secretary at the Company’s principal executive offices. The notice to the Corporate Secretary must include the following:

•	the name and address of the stockholder and beneficial owner, if any, as they appear on the Company’s books;

•	the class or series and number of shares of the Company which are, directly or indirectly owned (including through a partnership) beneficially and of record by the stockholder and such beneficial owner and any derivative instrument directly or indirectly owned beneficially by such stockholder;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company;

•	any economic interest in any security of the Company, including any short interest, and any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company;

•	any performance-related fees (other than an asset-based fee) that such stockholder (including such stockholder’s immediate family) is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice;

•	a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination;

•	all information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates and each proposed nominee, and his or her respective affiliates and associates;

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Corporate Governance

•	with respect to each nominee for election or reelection to the Board, a completed and signed questionnaire, representation and agreement that the nominee is not and will not become a party to the following:

–	any agreement, arrangement or understanding as to how such person, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company;

–	any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law;

–	any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed; and

•	any such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

In addition, the nominee must be in compliance, if elected as a director of the Company, and agree to continue to comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Generally, nominations must be received no earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, the first anniversary of our last annual meeting of stockholders, or, if the nomination is with respect to a special meeting of stockholders, not earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, such special meeting. For more information on stockholder participation in the selection of director nominees, please refer to that section in our Corporate Governance Guidelines and our By-Laws, which are posted on the Company’s website at http://www.anadarko.com/About/Pages/Governance.aspx.

Directors’ Continuing Education

The Company’s Director Education Policy encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and best practices relevant to their contribution to the Board as well as their responsibilities in their specific committee assignments. The Director Education Policy provides that the Company will reimburse directors for all costs associated with attending any director education program.

Compensation and Benefits Committee Interlocks and Insider Participation

The Compensation Committee is made up of three independent directors. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

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Corporate Governance

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board. Mr. Walker does not receive any compensation for his service as a director. In setting non-employee director compensation, the Board considers the significant amount of time that non-employee directors spend in fulfilling their duties to the Company and its stockholders as well as the skill level required by the Company’s Board members. The Compensation Committee is responsible for determining the type and amount of compensation for non-employee directors. To assist in the 2013 annual review of director compensation, the Compensation Committee directly retained FWC as its outside independent compensation consultant to provide benchmark compensation data and recommendations for compensation program design.

Retainer and Meeting Fees. The following is a schedule of current annual retainers and meeting fees for non-employee directors in effect during 2013 and payable on a quarterly basis:

Type of Fee	Amount($)
Annual Board Retainer	70,000
Additional Annual Retainer to Chairperson of Audit Committee and of Compensation Committee	25,000
Additional Annual Retainer to Chairperson of Governance and Risk Committee	15,000
Additional Annual Retainer to Lead Director(1)	35,000
Additional Annual Retainer to Audit Committee and Compensation Committee Members	6,000
Additional Annual Retainer for Governance and Risk Committee Members	3,000
Fee for each Board Meeting Attended (plus expenses related to attendance)	2,000
Fee for each Board Committee Meeting Attended (plus expenses related to attendance)	2,000
Additional Fee for Non-Employee Director Residing Outside North America to Attend Each In-Person Board Meeting in the U.S.	4,000

(1)	Effective July 1, 2013, the Annual Retainer for the Lead Director was increased from $25,000 to $35,000 to reflect the enhanced duties of the Lead Director role discussed on page 14.

Non-employee directors may elect to receive their retainer and meeting fees in cash, common stock, or deferred cash under the Anadarko Deferred Compensation Plan described below, or any combination thereof. The amount of stock issued to non-employee directors for payment in lieu of their cash fees is determined at the end of the quarter for which compensation is earned, and is calculated by dividing the closing stock price of the Company’s common stock on the date of grant into the applicable fee for that period. This election option provides non-employee directors a method to invest in the Company as a stockholder and further align their interests with the interests of the Company’s stockholders.

Deferred Compensation Plan for Non-employee Directors. Non-employee directors are eligible to participate in the Company’s Deferred Compensation Plan. The Deferred Compensation Plan allows non-employee directors to defer receipt of up to 100% of their retainers and meeting fees, and to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds, including common stock of the Company. The interest rate earned on the deferred amounts is not above-market or preferential. In general, deferred amounts are distributed to the participant upon leaving the Board or at a specific date as elected by the participant. Messrs. Fluor and Geren and Ms. Reynolds elected to defer compensation during 2013.

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Corporate Governance

Stock Plan for Non-employee Directors. Stock-based awards made to non-employee directors are made pursuant to the Anadarko Petroleum Corporation 2008 Director Compensation Plan. In addition to the retainer and meeting fee compensation, non-employee directors receive annual equity grants. Equity grants to non-employee directors are automatically awarded each year on the date of the Company’s annual meeting of stockholders. For 2013, each non-employee director received an annual equity grant with a value targeted at approximately $250,000. For U.S. and Canadian-resident non-employee directors, 100% of the value was delivered in deferred shares. Non-employee directors may elect to receive these shares on a specific date, but not earlier than one year from the date of grant, or when they leave the Board. For non-employee directors residing in the United Kingdom, 100% of the value was delivered in restricted shares, which vest on the fifth anniversary of the date of grant.

Stock Ownership Guidelines for Non-employee Directors. Non-employee directors are required to hold stock with a value equivalent to seven times the annual Board retainer and have three years from the date of their initial election to the Board to comply with the guidelines. All non-employee directors, other than Mr. Chase, who joined the Board in 2014, currently exceed the Company’s stock ownership guidelines.

Other Compensation. Non-employee directors are covered under the Company’s Accidental Death & Dismemberment Plan and the Company pays the annual premium for such coverage on behalf of each non-employee director. The Company also provides each non-employee director with Personal Excess Liability coverage and pays the annual premium on their behalf. The Company maintains an Aid to Education Program under which certain gifts by employees, officers, non-employee directors and retired employees to qualified institutions of learning are matched on a two-to-one basis. The maximum contribution matched per donor, per calendar year is $2,500, resulting in a maximum Company yearly match of $5,000.

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Corporate Governance

DIRECTOR COMPENSATION TABLE FOR 2013

The following table sets forth information concerning total non-employee director compensation earned during the 2013 fiscal year by each incumbent director who served on the Board in 2013, other than Mr. Walker, who does not receive any compensation for his service as a director:

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings($)	All Other Compensation ($)(3)	Total($)
Kevin P. Chilton	116,558	250,065	0	0	0	4,381	371,004
Luke R. Corbett(4)	97,000	250,065	0	0	0	4,381	351,446
H. Paulett Eberhart	139,640	250,065	0	0	0	4,381	394,086
Peter J. Fluor(5)	141,558	250,065	0	0	0	4,381	396,004
Richard L. George(6)	116,558	250,065	0	0	0	4,381	371,004
Preston M. Geren III(4)(5)	128,903	250,065	0	0	0	4,381	383,349
Charles W. Goodyear	126,558	250,065	0	0	0	4,381	381,004
John R. Gordon	146,558	250,065	0	0	0	4,381	401,004
Eric D. Mullins	122,245	250,065	0	0	0	4,381	376,691
Paula R. Reynolds(4)(5)	116,558	250,065	0	0	0	4,381	371,004

(1)	For all non-employee directors, except for Mr. Goodyear, the amounts included in this column represent the aggregate grant date fair value of 2,817 deferred shares granted to each non-employee director on May 14, 2013, computed in accordance with FASB ASC Topic 718. For Mr. Goodyear, the amount includes 2,817 restricted shares granted on May 14, 2013, computed in accordance with FASB ASC Topic 718. The value ultimately realized by each director may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 15 – Share-Based Compensation of the Notes to Consolidated Financial Statements included under Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, each of the non-employee directors had aggregate outstanding deferred shares as follows: Gen. Chilton — 10,030; Mr. Corbett — 21,707; Ms. Eberhart — 25,707; Mr. Fluor — 23,378; Mr. George — 6,584; Mr. Geren — 15,157; Mr. Goodyear — 729; Mr. Gordon — 38,483; Mr. Mullins — 2,817; and Ms. Reynolds — 21,429. Mr. Goodyear also had 6,584 restricted shares outstanding as of December 31, 2013.

(2)	The non-employee directors did not receive any stock option awards in 2013; however, as of December 31, 2013, each of the non-employee directors had aggregate outstanding vested and exercisable stock options as follows: Gen. Chilton — 0; Mr. Corbett — 27,100; Ms. Eberhart — 0; Mr. Fluor — 5,650; Mr. George — 0; Mr. Geren — 8,900; Mr. Goodyear — 0; Mr. Gordon — 32,100; Mr. Mullins — 0; and Ms. Reynolds — 5,650. There were no unvested options as of December 31, 2013.

(3)	The amounts in this column include annual premiums paid by the Company for each director’s benefit in the amount of $124 and $1,757 for Accidental Death & Dismemberment coverage and Personal Excess Liability coverage, respectively. The amounts also include a $2,500 charitable donation made on their behalf to a charity of their choice.

(4)	Mr. Corbett retired from the Company’s Board effective February 11, 2014. Mr. Geren and Ms. Reynolds will retire from the Board effective as of the close of the Annual Meeting.

(5)	Messrs. Fluor and Geren each deferred all of their retainer and meeting fees into the Company’s Deferred Compensation Plan. Ms. Reynolds deferred forty percent of her retainer and meeting fees into the Company’s Deferred Compensation Plan.

(6)	Mr. George elected to receive all of his fees in common stock.

24

Security Ownership of Certain

Beneficial Owners and Management

The information provided below summarizes the beneficial ownership of our NEOs, each of our directors and director nominees, all of our directors, director nominees and executive officers as a group, and owners of more than five percent of our outstanding common stock. “Beneficial ownership” generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee, or under a contract or understanding.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth the number and percentage of Anadarko common stock beneficially owned by our NEOs, each of our directors and director nominees, and all of our executive officers, directors and director nominees as a group as of March 3, 2014:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)	Stock Acquirable Within 60 Days	Total Beneficial Ownership(3)(4)	Percent of Class
R. A. Walker(5)	194,639	535,078	729,717	*
Robert G. Gwin	61,257	345,202	406,459	*
Charles A. Meloy	107,802	198,594	306,396	*
Robert P. Daniels(6)	86,976	215,824	302,800	*
Robert K. Reeves(7)	156,456	288,378	444,834	*
Anthony R. Chase	765	0	765	*
Kevin P. Chilton	10,030	0	10,030	*
H. Paulett Eberhart	25,707	0	25,707	*
Peter J. Fluor	32,089	5,650	37,739	*
Richard L. George	17,339	0	17,339	*
Preston M. Geren III	25,158	8,900	34,058	*
Charles W. Goodyear	17,313	0	17,313	*
John R. Gordon	164,543	32,100	196,643	*
Eric D. Mullins	6,584	0	6,584	*
Paula R. Reynolds	30,333	5,650	35,983	*
All directors, director nominees and executive officers as a group (17 persons)	1,001,196	1,750,581	2,751,777	*

*	Less than one percent.

(1)	This column does not include shares of common stock that the directors or executive officers of the Company have the right to acquire within 60 days of March 3, 2014. This column does include shares of common stock held in the Company’s Benefits Trust as a result of the director compensation and deferral elections made in accordance with our benefit plans described elsewhere in this proxy statement. Those shares are subject to shared voting power with the trustee under that Trust and receive dividend equivalents on such shares, but the individuals do not have the power to dispose of, or direct the disposition of, such shares until such shares are distributed to them. In addition, some shares of common stock reflected in this column for certain individuals are subject to restrictions.

25

Security Ownership of Certain

Beneficial Owners and Management

(2)	This column does not include the following number of restricted stock units, which do not have voting rights but do receive dividend equivalents and are payable (after taxes are withheld) in the form of Company common stock: Mr. Walker, 86,706; Mr. Gwin, 30,308; Mr. Meloy, 31,068; Mr. Daniels, 31,068 and Mr. Reeves, 27,695.

(3)	In addition to the Anadarko common stock reported in the table, as of December 1, 2013, the directors and executive officers beneficially owned common units of Western Gas Partners, LP (WES) as follows: Mr. Walker, 6,900; Mr. Gwin, 10,000; Mr. Meloy, 3,000; Mr. Daniels, 5,150; Mr. Reeves, 9,000; Ms. Eberhart, 1,000; and Ms. Reynolds, 19,758. The Company owns a majority interest in WES indirectly through its wholly-owned subsidiaries. As of December 31, 2013, there were 117,322,812 common units of WES outstanding.

(4)	In addition to the Anadarko common stock reported in the table, as of December 1, 2013, the directors and executive officers beneficially owned common units of Western Gas Equity Partners, LP (WGP) as follows: Mr. Walker, 6,000; Mr. Gwin, 200,000; Mr. Meloy, 5,000; Mr. Daniels, 20,000; Mr. Reeves, 9,000; Mr. Chilton, 900; Mr. Fluor, 144,801; Mr. George, 5,000; Mr. Geren, 2,000; Mr. Gordon, 10,000; and Ms. Reynolds, 9,000. As of December 31, 2013, there were 218,895,515 common units of WGP outstanding.

(5)	Includes 108,000 share of common stock held by a limited liability company (LLC) of which Mr. Walker exercises investment control. The membership interests in the LLC are held by Mr. Walker, his wife and family trusts of which he is the trustee.

(6)	Includes 63,766 shares of common stock held by a family limited partnership (FLP) of which Mr. Daniels exercises investment control. The limited partner interests in the FLP are held by Mr. Daniels and family trusts.

(7)	Includes 95,000 shares of common stock held by a FLP. Two LLCs serve as the general partners of the FLP. Mr. Reeves serves as the sole manager of one of the LLCs and his wife serves as the sole manager of the other. The limited partner interests in the FLP are held by family trusts of which Mr. Reeves is the trustee. Mr. Reeves disclaims beneficial ownership of these shares.

CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial owners of more than five percent of the Company’s common stock as of December 31, 2013, based on information available as of February 14, 2014:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	40,059,983(1)	8.00%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvem, PA 19355	25,647,988(2)	5.09%

(1)	Based upon its Schedule 13G/A filed February 10, 2014, with the SEC with respect to Company securities held as of December 31, 2013, BlackRock Inc. has sole voting power as to 34,708,174 shares of common stock and sole dispositive power as to 40,059,983 shares of common stock.

(2)	Based upon its Schedule 13G filed February 11, 2014, with the SEC with respect to Company securities held as of December 31, 2013, The Vanguard Group has sole voting power as to 818,175 shares of common stock, sole dispositive power as to 24,882,549 shares of common stock and shared dispositive power as to 765,439 shares of common stock.

26

Section 16(A) Beneficial

Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and more than 10% stockholders are required by the SEC’s regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and more than 10% stockholders under Section 16(a) were satisfied during the year ended December 31, 2013, except that James J. Kleckner, Executive Vice President, International and Deepwater Operations of the Company, inadvertently omitted 8,436 shares of the Company’s common stock from an otherwise timely filed Form 3. An amended Form 3 was filed on February 13, 2014.

27

Audit Committee Report

The following report of the Audit Committee of the Company, dated February 25, 2014, shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Board is responsible for independent, objective oversight of the Company’s accounting functions and internal controls over financial reporting. The Audit Committee is composed of four directors, each of whom is independent as defined by the NYSE listing standards. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Management is responsible for the Company’s internal controls over financial reporting. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and issuing a report thereon. The independent auditor is also responsible for performing independent audits of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

KPMG LLP served as the Company’s independent auditor during 2013 and was appointed by the Audit Committee to serve in that capacity for 2014 (and we are seeking ratification by the Company’s stockholders at this Annual Meeting of such appointment). KPMG LLP has served as the Company’s independent auditor since its initial public offering in 1986.

In connection with these responsibilities, the Audit Committee met with management and the independent auditor to review and discuss the December 31, 2013 audited consolidated financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as superseded by Auditing Standard No. 16.

The Audit Committee also received written disclosures and the letter from the independent auditor required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s review and discussions with management and the independent auditor referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

THE AUDIT COMMITTEE

Eric D. Mullins, Chairperson

Kevin P. Chilton

Charles W. Goodyear

Paula R. Reynolds

28

Compensation and Benefits Committee Report on

2013 Executive Compensation

The Compensation Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND BENEFITS COMMITTEE

Peter J. Fluor, Chairperson

Richard L. George

John R. Gordon

29

Compensation Discussion and Analysis

This Compensation Discussion and Analysis focuses on the following:

•	executive summary;
•	our pay-for-performance philosophy and practices;
•	how we make compensation decisions;
•	elements of our compensation program; and
•	analysis of 2013 compensation actions.

EXECUTIVE SUMMARY

The Compensation Committee believes that Anadarko achieved exceptional operational and financial performance in 2013, as it has done over the last several years. This performance has not, however, been reflected in our stock performance, which we believe is largely as a result of uncertainty related to the Tronox Adversary Proceeding (described below). Our delivery of executive compensation for 2013 reflects these factors — while payouts under the Annual Incentive Plan were above target, reflecting strong annual performance, the value of long-term equity awards (representing more than 75% of target total compensation) decreased as a result of lower stock price performance.

Operational and Financial Performance. Anadarko is among the world’s largest independent exploration and production companies, with approximately 2.8 billion barrels of oil equivalent of proved reserves at December 31, 2013. Our asset portfolio is aimed at delivering long-term value to stockholders by combining a large inventory of development opportunities in the U.S. onshore with high-potential worldwide offshore exploration and development activities.

The Company’s 2013 performance continued the trend over the last several years of delivering consistent high-quality additions of proved reserves, increasing year-over-year margins, increasing year-over-year sales volumes, and allocating capital efficiently, all while maintaining a strong safety record. Achieving these key business objectives is fundamental to delivering superior returns for our stakeholders over time. Specific achievements included:

•	Continued Volumes Growth. The Company achieved record sales volumes in 2013, representing a 7% year-over-year increase of daily sales volumes.

•	Continued Reserve Growth. The Company added over 500 million barrels of proved reserves replacing 194% of its production in 2013 before the effects of price revisions, at very competitive costs. Year-end proved reserves were approximately 2.8 billion BOE, representing a 9% increase over 2012.

•	Sustained Exploration Success. The Company continued its exploration success with an industry-leading deepwater exploration/appraisal success rate of approximately 67% in 2013, which provides resources and optionality for strategically managing the Company’s portfolio.

•	Active Portfolio Management. The Company continued to demonstrate its focus on and commitment to active portfolio management, including a property exchange in the Wattenberg field and an acquisition of additional working interests in the Moxa area of Wyoming. The Company also announced approximately $4.5 billion of asset monetization transactions during the year through carried-interest arrangements, divestitures and exploration farm-outs, which accelerate value, reduce execution risk and enhance returns without leveraging the balance sheet.

•	Advancement of Mega-Projects. The Company achieved first production from all three facilities at the El Merk complex in Algeria, successfully sanctioned the TEN (Tweneboa, Enyenra, and

30

Compensation Discussion and Analysis

Ntomme) complex offshore Ghana and the Heidelberg project in the deepwater Gulf of Mexico, and successfully installed the Lucius spar on location in the Gulf of Mexico.

•	Exceptional Safety Performance. The Company’s safety performance in 2013 was the best in the Company’s history. This record performance demonstrates the Company’s safety-oriented culture and continuing commitment to safety across the organization.

•	Doubled Quarterly Dividend. In August 2013, the Board increased the quarterly dividend paid to its common stockholders from 9 cents per share to 18 cents per share.

In addition to these achievements, during 2013 Anadarko was once again recognized by various independent organizations for the Company’s leadership, innovation and environmental stewardship in its operating areas. For example, based on our ability to find, develop and produce onshore resources Wood Mackenzie identified Anadarko in a December 2013 study as the top company in our industry for creating value from U.S. onshore resources. Additionally, we received the 2013 Platts Global Energy Award for E&P Leadership, the Oil Council’s Large Cap Company of the Year and the Colorado Oil & Gas Conservation Commission’s Technology Application/Community Relations/Local Government Coordination Award. For a full list of Anadarko’s awards and recognitions see http://www.anadarko.com/Responsibility/Pages/AwardsRecogniton.aspx.

Stock Price Performance. Our relative total stockholder return (TSR) for 2013 does not reflect the Company’s exceptional operational and financial performance. We believe this apparent disconnect is largely due to the ongoing litigation relating to the Tronox Adversary Proceeding, including the issuance of a Memorandum of Opinion, After Trial in December 2013 by the U.S. Bankruptcy Court for the Southern District of New York in which the court found Kerr-McGee Corporation, a subsidiary acquired by the Company in 2006, liable for fraudulent transfer in connection with a 2002 internal corporate restructuring of Kerr-McGee and the 2005 initial public offering of Tronox Incorporated, a subsidiary of Kerr-McGee. For additional information regarding the nature and status of the Tronox Adversary Proceeding, see Note 17 — Contingencies—Tronox Litigation in the Notes to Consolidated Financial Statements under Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. While the Company’s TSR performance relative to our peers ranked in the top quartile for the three-year periods ending in 2011 and 2010, we believe uncertainty related to the Tronox Adversary Proceeding has adversely affected the Company’s stock price performance for both of the three-year periods ending in 2012 and 2013. For 2010-2012, TSR performance relative to our peers was in the third quartile and for 2011-2013 performance was in the fourth quartile.

Impact of 2013 Company Performance on Executive Compensation

We have structured our cash and equity-based compensation program to position more than 85% of our executive officers’ target total compensation opportunity in at-risk compensation components tied to the achievement of short- and long-term performance criteria aligned with our business objectives. Long-term incentives combine performance units, stock options and restricted stock units to provide a compensation opportunity aligned with the Company’s long-term stock performance, delivered through awards that are performance-based in absolute and relative terms, while also encouraging retention.

31

Compensation Discussion and Analysis

The Company’s excellent operational and financial performance was reflected in above target payouts under the AIP:

The Company’s lagging stock price performance in 2013, however, resulted in below target payouts for the performance units payable for the performance periods 2011-2013 and 2012-2013.

32

Compensation Discussion and Analysis

Furthermore, the lagging 2013 stock price performance has negatively impacted the current value of executive long-term incentive awards. The following chart illustrates that as of December 31, 2013, the intrinsic value of the CEO’s 2013 long-term incentive awards (as defined below) is 75% less than the original grant date values and a revised year-end fair market valuation of the awards is 30% less than the original grant date values:

2013 CEO Long-Term Incentive Awards(1)

Award Type	Grant Date	Grant Date Fair Market Values($)(2)	12/31/2013 Intrinsic Values($)(3)	12/31/2013 Fair Market Values($)(4)
Stock Options	11/6/2013	3,848,495	0	3,019,648
Restricted Stock Units	11/6/2013	2,755,539	2,375,237	2,375,237
Performance Units(1)	11/5/2012	2,775,473	0	1,183,364
Total		9,379,507	2,375,237	6,578,249
% Decrease from Grant Date Value			-75%	-30%

(1)	The above table reflects values for the equity incentive awards reported in the 2013 Summary Compensation Table, with the exception that the performance unit values reflect the performance units granted in November 2012. The 2012 performance units have a performance period that commenced January 1, 2013, whereas the performance units awarded in 2013 have a performance period commencing January 1, 2014.

(2)	Grant date fair market values reflect the accounting grant date fair value of awards as reported in the applicable Summary Compensation Table.

(3)	Intrinsic values reflect the value of the equity awards on December 31, 2013 based on the Company’s closing stock price of $79.32. The stock options, with an exercise price of $92.02, are currently underwater and based on our 2013 TSR performance the performance units are currently tracking a zero percent payout.

(4)	The December 31, 2013 fair market values include: (i) a revised Black-Scholes valuation for the stock options assuming the year-end stock price of $79.32 and a shorter expected term; and (ii) a revised Monte Carlo valuation for the performance units which takes into account our 2013 TSR performance relative to our peers. These revised values are provided to reflect the fact that, while the stock options and performance units currently have an intrinsic value of $0, assuming sufficient absolute stock price improvement and improvement in relative TSR, there remains a payout opportunity under the awards.

In addition to the Company’s performance, the Committee’s compensation decisions for 2013, summarized below, were influenced by the following:

•	the Committee’s desire to retain and motivate a highly experienced and cohesive executive team with a strong track record of working together to successfully manage the operations of a global company of our scope and complexity; and

•	the leadership skills exhibited by the NEOs, which were reflected in the Company’s continued achievement of strong annual operating and financial results and management of key challenges, including the uncertainty presented by the Tronox Adversary Proceeding, uncertain political and regulatory environments, and severe flooding in Colorado and Texas.

CEO Compensation. In connection with Mr. Walker’s appointment to CEO in May 2012, the Committee positioned his targeted annual total direct compensation opportunity at the median of the survey data, which represented a 22% decrease relative to his predecessor in 2011. In November 2013, based on a recommendation from Mr. Walker in light of the lack of clarity at the time with regard to the Tronox Adversary Proceeding, the Committee determined not to adjust Mr. Walker’s targeted annual total direct compensation opportunity for 2013.

33

Compensation Discussion and Analysis

As CEO, Mr. Walker’s compensation is higher than the compensation of the other NEOs. This difference in compensation is supported by the industry peer group benchmark data, which is substantially higher for the CEO role than for the other NEO positions, and is indicative of the greater responsibility the CEO position entails for the strategic direction, financial condition, operating results and reputation of the Company.

Other NEO Compensation. In November 2013, the Committee approved salary increases for the other NEOs ranging from 4.9% to 16.7%. The base salary increase for Mr. Gwin represents his first increase since November 2010 and the base salary increases for Messrs. Meloy, Daniels and Reeves represent their first increases since November 2011. No changes were made to the NEO bonus targets for 2014. The annual equity awards made to the other NEOs in November 2013 reflect approximately 12% increases over their prior year awards. These compensation actions were determined based on the Committee’s consideration of each NEO’s contribution, individually and collectively as an executive team, to the successful execution of the Company’s strategic goals for the year; the importance of retaining and motivating the executive team for the execution of the Company’s long-term strategy, particularly in light of the departure of a senior executive officer to a peer company during the year; Peer Proxy Data (as defined on page 37); and internal equity factors. These actions position the aggregate total target direct compensation of our NEOs at approximately the 75th percentile of the Peer Proxy Data, which is similarly aligned with the Company’s total assets and market capitalization positioning against the industry peer group as discussed on page 37.

A detailed description of our executive compensation program and the compensation decisions made by the Committee for 2013 are reported on the pages that follow.

Continued Engagement with Stockholders

Our stockholders’ views on corporate governance and executive compensation are important to us, and we value the feedback and insights that we receive from our stockholders through ongoing dialogue. Since our 2013 Annual Meeting, we have continued to engage in periodic dialogue with stockholders and have solicited feedback from stockholders representing approximately 48% of the Company’s outstanding common stock.

At our 2013 Annual Meeting, more than 85% of our stockholders who voted on the proposal voted in support of our executive compensation program. We believe our stockholders’ strong support reaffirmed the design and structure of our compensation program. While the feedback we receive from our stockholders varies depending upon investment goals and strategies, our stockholders have consistently emphasized that executive compensation should be closely aligned with long-term performance results. Following discussions with stockholders, the Committee took the following actions:

•	In February 2013 the Committee determined that for annual equity-based awards to be made to our executive officers in 2013, performance units would comprise no less than 35% of the total grant values and time-vested restricted stock units would comprise no more than 25% of such grant values.

•	In November 2013, when the annual equity-based grants were approved, the Committee determined that additional emphasis should be placed on relative TSR performance and further increased the amount of performance units to 40% of the total grant values.

34

Compensation Discussion and Analysis

OUR PAY-FOR-PERFORMANCE PHILOSOPHY AND PRACTICES

The main objective of our executive compensation program is to pay for performance while aligning executives’ interests with stockholder interests. Our compensation philosophy recognizes the value of rewarding our NEOs for their performance and motivating them to continue to excel in the future. We provide competitive pay levels to attract and retain the best talent and we structure pay to support our business objectives with appropriate rewards for short-term operating results and long-term stockholder value creation.

What We Do

Require a Majority of Pay To Be At-Risk — More than 85% of our executive officer’s target total compensation opportunity is at-risk, including our annual target bonuses and annual long-term incentive awards. A smaller portion is represented by base salary, or fixed, compensation.

Emphasize Long-Term Performance — We believe that long-term performance is the most important measure of our success and we manage our operations and business for the long-term benefit of our stockholders. Accordingly, our equity-based incentives (which represent 79% for the CEO and 75%, on average, of target total compensation for the other NEOs) emphasize and reward long-term absolute and relative stock-price performance.

Maintain a Competitive Compensation Package — We provide a compensation package designed to attract, retain, motivate and reward experienced and talented executive officers. We believe that total compensation opportunities should be reflective of each executive officer’s role, skills, experience level and individual contributions to the Company and that our executive officers should be motivated to contribute as team members to Anadarko’s overall success, as opposed to merely achieving specific individual objectives.

Require Robust Stock Ownership — To align executive and stockholder interests, we require stock ownership levels equal to 6 times base salary for the CEO and 3 times base salary for the other executive officers, with holding requirements under certain circumstances.

Maintain Equity Grant Administration Procedures — The Committee has established Equity Grant Administrative Procedures to maintain the integrity of the Company’s process for granting equity awards and to ensure that such awards are consistent with legal, regulatory and accounting requirements.

Provide for Double-Trigger Equity Acceleration Upon a Change of Control — Under the 2012 Omnibus Incentive Compensation Plan (2012 Omnibus Plan), accelerated vesting of equity awards due to a change of control will only occur upon the executive officer’s termination without cause or for good reason during the applicable protection period following such change of control.

Provide for Clawback Provisions — Each award under the 2008 Omnibus Incentive Compensation Plan (2008 Omnibus Plan) and the 2012 Omnibus Plan may be subject to forfeiture or repayment if the Company is required to prepare an accounting restatement as a result of material noncompliance with applicable rules.

Structure Incentive Compensation To Be Deductible — Performance units, stock options, restricted stock units, and cash awards granted under our 2012 Omnibus Plan are intended to be fully deductible by the Company by satisfying the performance-based requirements of IRC Section 162(m). Under the 2012 Omnibus Plan, the Committee is prohibited from taking any action that would cause awards intended to qualify as performance-based to fail to satisfy the IRC Section 162(m) requirements.

35

Compensation Discussion and Analysis

What We Don’t Do

No Employment Contracts — We do not have an employment contract with any executive officer.

No Tax Gross-Ups on Perquisites — We do not provide tax gross-ups on executive perquisites, except where such gross-ups are considered a normal benefit under the Company’s standard relocation program available to all employees.

No Permitted Short Sales or Derivative Transactions in Company Stock — We prohibit all non-employee directors, officers and other employees of the Company from engaging in any short-term, speculative securities transactions related to the Company, including engaging in short sales, buying or selling put or call options, and trading in options of the Company.

No New Excise Tax Gross-ups — In February 2011 we eliminated the excise tax gross-up provision in key employee change-of-control contracts executed with newly appointed and/or newly hired executive officers who are not otherwise subject to any existing agreements and replaced it with a best-of-net provision (as described on page 53). The CEO’s Severance Agreement includes a best-of-net provision.

No Payment of Current Dividends or Dividend Equivalents on Unvested Awards — Beginning in May 2012, dividend equivalents on restricted stock unit awards granted to executive officers must be reinvested in shares of the Company’s common stock and will be paid upon the applicable vesting of the underlying award (rather than paid in cash on a current basis).

No Repricing — The 2008 and 2012 Omnibus Plans expressly prohibit repricing of stock options and stock appreciation rights, unless approved by stockholders.

No Hedging or Pledging — We prohibit directors, officers and other employees from entering into equity derivative or other financial instruments that would have the effect of limiting downward market risk of owning the Company’s securities (including equity securities received as part of the Company’s compensation program). We also prohibit directors and executive officers from purchasing Company securities on margin and pledging such securities as security for loans (including holding Company securities in a margin account).

HOW WE MAKE COMPENSATION DECISIONS

The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The Committee is also responsible for producing a Compensation Committee report reviewing the Company’s Compensation Discussion and Analysis. The Committee uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions. These decisions, however, are not purely formulaic and the Committee exercises judgment and discretion in making them. In making compensation decisions, the Committee may form and delegate authority to subcommittees and individual directors when the Committee determines that such action is appropriate.

Compensation Consultant. The Committee has retained Frederic W. Cook & Co., Inc. (FWC) as an independent consultant to provide advice on executive compensation matters. The decision to engage FWC was made by the Committee and FWC reports directly and exclusively to the Committee; however, at the Committee’s direction, the consultant works directly with management to review or prepare materials for the Committee’s consideration. While engaged as the Committee’s consultant,

36

Compensation Discussion and Analysis

FWC did not perform any services for the Company outside the scope of its arrangement with the Committee. During 2013, the Committee reviewed FWC’s independence and determined that there were no conflicts of interest as a result of the Committee’s engagement of FWC. The Committee did not engage any consultant other than FWC during 2013 to provide executive compensation consulting services.

In 2013, FWC attended all of the Committee meetings and provided the Committee with market analyses, including both survey and Peer Proxy Data (as defined below), and an annual independent assessment of the risk associated with the Company’s compensation programs. In addition, FWC advised the Committee on the following: market trends; regulatory and governance developments and how they may impact our executive compensation programs; the design and structure of our executive compensation programs to ensure linkage between pay and performance; setting the pay for our CEO; and compensation recommendations for the other executive officers, in consultation with the CEO.

Benchmarking Peers. Each year, FWC conducts an independent review of the Company’s industry peer group for the Committee to use as a reference point for assessing competitive executive compensation data (including base salary, target annual incentives and annualized long-term incentive grant values). This review includes an evaluation of Anadarko’s peers as designated by proxy advisors, peers of direct peers, and companies included in Anadarko’s broad Global Industry Classification Standard Industry Group. In each case, FWC assesses whether there are companies that should be added to or deleted from Anadarko’s existing peer group based on relevant size, scope and nature of business operations. Following this review, the Committee determined that, with the exception of Plains Exploration & Production Company, which was acquired in May 2013, the other 11 companies in the Company’s industry peer group remain appropriate for comparison. The Committee also determined that Murphy Oil Company should replace Plains Exploration & Production Company since it meets the industry criteria and is the appropriate size, is a peer of the Company’s direct peers and is also designated as a peer of Anadarko by various proxy advisors. At the time of the 2013 review, the Company’s revenues were at the median and its total assets and market capitalization approximated the 75th percentile of the peer group. The Company’s industry peer group used for conducting the 2013 executive compensation benchmarking assessment is listed below.

• Apache Corporation	• Devon Energy Corporation	• Murphy Oil Company
• Chesapeake Energy Corporation	• EOG Resources, Inc.	• Noble Energy, Inc.
• Chevron Corporation	• Hess Corporation	• Occidental Petroleum Corporation
• ConocoPhillips	• Marathon Oil Corporation	• Pioneer Natural Resources Company

Within the oil and gas industry, there are a very limited number of companies that closely resemble us in size, scope and nature of business operations. Our industry peer group contains companies in our industry that vary in these respects because we compete with these companies for talent and believe the selected companies are currently the most appropriate with respect to executive compensation benchmarking. The differences and similarities between us and the companies in our industry peer group are taken into consideration when referencing benchmarks for executive compensation decisions.

Benchmarking Data. To assist in reviewing the design and structure of our executive compensation program, FWC provides the Committee with an independent assessment of the compensation programs and practices of the companies in our industry peer group. This comprehensive analysis includes both third-party survey data and supplemental compensation data that is obtained from the latest peer proxy statements and updated, as applicable, with recent public filings for company-by-company detail on peer NEO positions (Peer Proxy Data).

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Compensation Discussion and Analysis

Historically, the primary focus of the Committee has been on third-party survey data that provides aggregated data by functional position. Due to organizational differences in executive leadership structures and business strategies across our peers, it has become increasingly difficult to benchmark comparable executive leadership positions for many of our NEOs. As a result, the Committee placed more emphasis on the Peer Proxy Data in making compensation decisions for 2013 because this data provides greater transparency and insight into the comparability of our NEOs and executive leadership structure relative to the NEOs and executive leadership structure of our peers. The Peer Proxy Data includes individual incumbent data for each company in our industry peer group and illustrates the differences in job scope, incumbent tenure and overall experience level of peer NEOs compared to our NEOs. In assessing the Peer Proxy Data, the Committee reviewed data summarized by functional positions, by order of pay (i.e., second highest paid, third highest paid, etc.), and aggregated by the total direct compensation opportunity of the NEOs collectively as a management team at each peer company. Evaluating the total direct compensation opportunity for each peer company’s management team as a whole allows the Committee to consider how each peer company structures the compensation opportunity for their management team regardless of individual functional responsibilities. This approach recognizes the differences in executive leadership structures and business strategies across our peers. When reviewing benchmarking data, the Committee reviews 25th, 50th, and 75th percentile data; however, the Committee does not target a specific percentile of the benchmark data and in making officer compensation decisions takes into account other considerations as noted below.

Role of CEO and/or Other Executive Officers in Determining Executive Compensation. The Committee, after reviewing the information provided by FWC and considering other factors and with input from FWC, determines each element of compensation for our CEO. When making determinations about each element of compensation for the other executive officers, the Committee also considers recommendations from our CEO. Additionally, at the Committee’s request, our executive officers may assess the design of, and make recommendations related to, our compensation and benefit programs, including recommendations related to the performance measures used in our incentive programs. The Committee is under no obligation to implement these recommendations. Executive officers and others may also attend Committee meetings when invited to do so.

Other Important Considerations. In addition to the above resources, the Committee strongly considers other factors when making compensation decisions, such as individual experience, individual performance, internal pay equity, development and succession status, and other individual or organizational circumstances. With respect to equity-based awards, the Committee also considers the expense of such awards, the impact on dilution, and the relative value of each element comprising total target executive compensation.

Tally Sheets. The Committee uses tally sheets in its annual executive compensation review to enhance the analytical data used by the Committee to evaluate our executive officer compensation and to provide the Committee with a consolidated source for viewing the aggregate value of all elements of executive compensation. The Committee does not assign a specific weighting to the tally sheets in their overall decision-making process, but uses them to gain additional perspective and as a reference in the decision-making process.

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Compensation Discussion and Analysis

ELEMENTS OF OUR COMPENSATION PROGRAM

Our executive compensation program includes direct and indirect compensation elements. We believe that a majority of an executive officer’s total compensation opportunity should be performance-based; however, we do not have a specified formula that dictates the overall weighting of each element. The Committee determines total compensation opportunity based on a review of competitive compensation data, including both survey and Peer Proxy Data, consistency with our compensation philosophy, and its judgment as a committee. In doing so, the Committee considers any specific circumstances related to the Company and/or the executive officer.

As illustrated in the charts below, 79% of the current CEO and 75%, on average, of target total compensation for the other NEOs is provided through equity-based incentives that are dependent upon long-term corporate performance and stock-price appreciation. Any value ultimately realized for these long-term equity-based awards is directly tied to Anadarko’s absolute and relative stock-price performance.

The charts above are based on the following: current base salaries, as discussed on page 41; target bonus opportunities approved by the Committee in 2013 for 2014, as discussed on page 42; and the estimated grant date value for the 2013 annual equity awards, as discussed on page 48.

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Compensation Discussion and Analysis

Direct Compensation Elements

The direct compensation elements are outlined in the table below. The indirect compensation elements are outlined in a table on page 49.

40

Compensation Discussion and Analysis

ANALYSIS OF 2013 COMPENSATION ACTIONS

The following is a discussion of the specific actions taken by the Committee in 2013 related to each of our direct compensation elements. Each element is reviewed annually, as well as at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions.

Base Salary

The table below reflects the base salaries for the NEOs that were approved by the Committee in 2013:

Name	Salary as of January 1, 2013($)	Salary as of November 10, 2013($)	Increase%
Mr. Walker	1,300,000	1,300,000	0%
Mr. Gwin	715,000	750,000	4.9%
Mr. Meloy	600,000	700,000	16.7%
Mr. Daniels	600,000	700,000	16.7%
Mr. Reeves	650,000	700,000	7.7%

Mr. Walker’s base salary has not been increased since his appointment to CEO in May 2012. The base salary increase for Mr. Gwin represents his first increase since November 2010 and the base salary increases for Messrs. Meloy, Daniels and Reeves represent their first increases since November 2011. See page 34 for additional discussion regarding the Committee’s decision to increase certain of our NEO’s base compensation in 2013.

Performance-Based Annual Cash Incentives (Bonuses)

Our executive officers participate in the Annual Incentive Program (AIP), which is part of our 2012 Omnibus Plan that was approved by our stockholders in May 2012. Our AIP is designed to reward our executives for effectively managing the Company’s investment dollars in the safe and efficient growth of sales volumes, reserves and cash flows by focusing on the following performance criteria:

• Reserve Additions	• EBITDAX/BOE
• Sales Volumes	• Total Recordable Incident Rate
• Capital Expenditures

Capital expenditure and cash flow margin targets are incorporated in the incentive compensation program to incentivize financial discipline and cost management. We believe these five metrics together provide the best, most direct means of aligning the actions of our executive officers and employees in the short term to position the company to deliver superior total stockholder returns over the long term.

In February 2013, the Committee established a baseline AIP performance hurdle for the NEOs of $3.1 billion of Cash Flow from Operating Activities (Net cash provided by (used in) operating activities) as calculated in the Consolidated Statements of Cash Flows, but excluding the effect of any significant (i.e., $100 million or greater) legal settlements/satisfaction of judgments (as described in Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Cash — Operating Activities) for the fiscal year as published in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. If this performance hurdle was not achieved, the NEOs subject to Section 162(m) of the IRC would earn no AIP bonuses for the year under the 2012 Omnibus Plan. If the performance hurdle was met, the bonus

41

Compensation Discussion and Analysis

pool would be funded at the maximum bonus opportunity level for each NEO. The Committee may apply negative discretion in determining actual awards, taking into consideration our actual performance against corporate annual performance goals, each individual officer’s performance and contributions, and other factors. The Committee does not have the discretion to increase bonuses above funded amounts. The AIP bonus pool was fully funded for the 2013 performance year because the Company exceeded the established performance hurdle.

If the initial performance hurdle is met, the Committee uses the following formula as a guideline for determining individual bonus payments:

Individual base salary earnings for the year	X	Individual target bonus opportunity (equal to a % of base salary)	X	AIP performance score %	+/-	Individual performance adjustments (if any)	=	Actual bonus earned

Individual Target Bonus Opportunities. Individual target bonus opportunities are set as a percentage of base salary. Executive officers may earn from 0% to 200% of their individual bonus target. The bonus targets for the NEOs for 2013 are shown in the table below. Following its annual review of executive compensation in November 2013, the Committee made no changes to the NEO bonus targets for 2014.

Name	Minimum Payout as a % of Salary	Target Payout as a % of Salary	Maximum Payout as a % of Salary
Mr. Walker	0%	130%	260%
Mr. Gwin	0%	95%	190%
Mr. Meloy	0%	95%	190%
Mr. Daniels	0%	95%	190%
Mr. Reeves	0%	95%	190%

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Compensation Discussion and Analysis

AIP Performance Score. The Company’s AIP performance score for 2013 was based on the achievement of targeted levels of performance for the following internal operational, financial and safety goals:

Performance Goals	Purpose
Operational: • Reserve Additions • Sales Volumes	The primary business objectives for an exploration and production company are to find reserves at a competitive cost while generating economic value for its stockholders and assuring that these reserves are prudently converted into production and cash flow. Including specific operational goals on reserve additions (excluding price revisions, acquisitions and divestitures) and sales volumes provides a direct line of sight for our employees and gives them a direct stake in our operational successes.
Financial(1): • Capital Expenditures • EBITDAX/BOE	These financial goals focus on financial discipline and encourage employees to manage costs relative to gross margins and the commodity price environment.
Safety: • Total Recordable Incident Rate	The health and safety of our employees is very important to us and critical to our success. Accordingly, we include among our performance goals a target total recordable incident rate per 100 employees so that employees are focused on maintaining a safe work environment.

(1)	For AIP purposes, Capital Expenditures excludes the capital expenditures of WES and WGP, expenditures for acquisitions, and certain other expenditures including capital associated with assets expected to be divested and capital that is carried or subsequently reimbursed by another party. EBITDAX/BOE is calculated as earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses divided by sales volumes for the year. For AIP purposes, it excludes hedging arrangements, gains/losses on sales of assets, and other non-operating income/expense items.

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Compensation Discussion and Analysis

As illustrated in the charts below, the Committee establishes increasingly challenging annual operational performance goals under our AIP to generate competitive returns and advance our longer-term growth objectives, without compromising the safety of our employees. For 2013 the Committee again increased the targeted goals for reserve additions, sales volumes and safety performance (as compared to the targets established for 2012) and the Company outperformed each goal with record-setting operational results and a continued commitment to safety.

(1)	U.S. Oil and Natural Gas Industry averages for 2011 and 2012 as published in the American Petroleum Institute Workplace Injuries and Illnesses Safety (WIIS) Report for 2003 - 2012. The 2013 data is not yet available.

For 2013 the Company also outperformed the targeted financial goals established by the Committee for Capital Expenditures and EBITDAX/BOE (as reflected in the table below), which demonstrates our continued commitment to financial discipline by spending efficiently and maximizing margins. Because the targeted performance levels for Capital Expenditures and EBITDAX/BOE may fluctuate each year based on the oil and gas operating budget approved by the Board of Directors and the commodity price environment in which we operate, historical performance charts are not helpful for these two performance goals. The Committee believes that the targets established for all of the AIP performance goals are challenging and appropriately require the executive officers to strive for strong performance on key metrics that will result in long-term stockholder value creation.

44

Compensation Discussion and Analysis

The relative weighting and the 2013 performance targets were established by the Committee at the beginning of the year. The table below reflects the 2013 performance results against each of these specified targets. Each performance goal is capped at 275% and the total AIP score cannot exceed 200%.

2013 AIP Performance Goals	Relative Weighting Factor	AIP Target Performance	AIP Performance Results(1)	AIP Performance Score(1)
Reserve Additions (before price revisions and divestitures), MMBOE	25%	454	514.3	52%
Sales Volumes, MMBOE	25%	281	284.2	39%
Capital Expenditures, $MM	20%	7,700	6,954	33%
EBITDAX/BOE($)	20%	31.80	34.79	26%
Total Recordable Incident Rate (Safety)	10%	0.49	0.28	23%

Total	100%			173%

(1)	The Committee did not make any adjustments to the measured 2013 AIP performance results or overall calculated 2013 AIP performance score.

Individual Performance Adjustments. The Committee may make an adjustment to an executive officer’s bonus payment based on individual performance to recognize an individual’s significant contributions that may not be reflected in the overall AIP performance score. Such adjustment cannot result in a bonus payment that exceeds the maximum bonus opportunity funded for each NEO by the achievement of the prescribed IRC Section 162(m) performance hurdle. The Committee did not make individual performance adjustments for any NEO’s 2013 bonus payments in recognition of the team effort necessary to drive the Company’s success.

Actual Bonuses Earned for 2013. The AIP awards for 2013 for the NEOs are shown in the table below and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Name	Base Salary Earnings for 2013($)		Target Bonus as % of Base Salary		AIP Performance Score		Individual Performance Adjustments		Actual Bonus Award ($)
Mr. Walker	1,300,000	X	130%	X	173%	+	0	=	2,923,700
Mr. Gwin	719,038	X	95%	X	173%	+	0	=	1,181,740
Mr. Meloy	611,539	X	95%	X	173%	+	0	=	1,005,064
Mr. Daniels	611,539	X	95%	X	173%	+	0	=	1,005,064
Mr. Reeves	655,769	X	95%	X	173%	+	0	=	1,077,757

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Compensation Discussion and Analysis

Equity Compensation

Our equity-based long-term incentive program is designed to reward our executive officers for sustained long-term share performance. This program represents 75% or more of target total compensation opportunity and includes a combination of equity-based awards (performance units, stock options and restricted stock units) that are performance-based in absolute and relative terms. Pursuant to our Equity Grant Administration Procedures established by the Committee, annual equity-based awards for executive officers are typically made at the regularly scheduled Committee meeting in November. Equity awards for newly hired executive officers or awards made in connection with promotions are made on the date such awards are approved by the Committee.

Our annual awards are determined based on a targeted dollar value. The 2013 targeted equity award value was allocated 40% in performance units, 35% in non-qualified stock options, and 25% in restricted stock units. This allocation provides a combination of equity-based awards that is performance-based in absolute and relative terms, while also encouraging retention. For additional details on the terms of these awards see page 59.

Performance Units. With respect to performance units, the Committee has established TSR as the performance criterion because it provides a relative comparison of our performance against an industry peer group. As part of its annual assessment, the Committee considered whether to include additional performance metrics in the performance unit program. The Committee specifically discussed various operational and financial measures, including return measures, but concluded that the performance measures with the strongest correlation to TSR are already included in our AIP. It was also determined that return metrics are not appropriate given the long-natured and upfront-capital requirements of our exploration program as the capital we invest today may not generate cash returns for many years. The Committee believes that such a metric would not appropriately incentivize the executive officers. Instead, the Committee believes that a focus on TSR and growth should improve return over time without requiring a specific return metric. As a result, the Committee determined that a single focus on TSR as the performance criterion for the performance units was appropriate and is consistent with most energy industry peers.

The industry peer group for our awards granted in 2013 is listed below:

• Apache Corporation	• EOG Resources, Inc.	• Noble Energy, Inc.
• Chevron Corporation	• Hess Corporation	• Occidental Petroleum Corporation
• ConocoPhillips	• Marathon Oil Corporation	• Pioneer Natural Resources Company
• Devon Energy Corporation	• Murphy Oil Company

If any of these peer companies undergoes a change in corporate capitalization or a corporate transaction (including, but not limited to, a going-private transaction, bankruptcy, liquidation, merger or consolidation) during the performance period, the Committee shall undertake an evaluation to determine whether such peer company will be replaced. The Committee has pre-approved Chesapeake Energy Corporation and Talisman Energy as replacement companies (in that order).

46

Compensation Discussion and Analysis

The following table reflects the payout scale for the annual performance unit program:

Final TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout as % of Target	200%	182%	164%	146%	128%	110%	92%	72%	54%	0%	0%	0%

Below is an example of how the performance unit payout scale works, assuming an executive officer received a target award of 20,000 performance units.

Total Target Award	Performance Period	Target Performance Units for Each Performance Period	Relative TSR Ranking for the Performance Period	Payout %	Number of Performance Units Earned(1)	Timing of Payout
20,000 performance units	50% tied to a two-year performance period	10,000 (20,000 x 50%)	3rd	164%	16,400 units (10,000 x 164%)	Paid after end of two-year performance period
	50% tied to a three-year performance period	10,000 (20,000 x 50%)	10th	0%	0 units (10,000 x 0%)	No payout after end of three-year performance period

(1)	Each performance unit earned is a right to receive a cash payment equal to the closing price of one share of our common stock on the date the Committee certifies the performance results for the respective performance period.

Stock Options. Stock options vest pro-rata annually over three years, beginning with the first anniversary of the date of grant, and have a term of seven years. The exercise price is not less than the market price on the date of grant and repricing of stock options to a lower exercise price is prohibited, unless approved by stockholders.

Restricted Stock Units. With respect to the restricted stock units, the Committee establishes objective performance criteria for each calendar year that must be achieved before any restricted stock units are awarded to executive officers the following year. If the performance criteria are achieved, the Committee may make awards of restricted stock units to the executive officers. The restricted stock units awarded vest pro-rata annually over three years, beginning with the first anniversary of the grant date. All of the restricted stock unit awards made in November 2013 were made after the Company’s achievement of the 2012 performance criterion, which was to obtain $2.5 billion in Cash Flows from Operating Activities (Net cash provided by (used in) operating activities), as calculated in the Consolidated Statements of Cash Flows for the fiscal year as published in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

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Compensation Discussion and Analysis

Equity Awards Made During 2013

On November 6, 2013, the Committee approved the following awards under our 2012 Omnibus Plan for the NEOs. These awards, as well as a description of the methodology for calculating the grant date fair value, are included in the Grants of Plan-Based Awards Table on page 59.

	Total LTI Grant Date Value($)	Performance Units (40%)		Stock Options (35%)		Restricted Stock Units (25%)
Name		Target # of Units	Grant Date Value($)	# of Stock Options	Grant Date Value($)	# of Units	Grant Date Value($)
Mr. Walker	11,039,373	43,997	4,435,339	148,378	3,848,495	29,945	2,755,539
Mr. Gwin	4,406,940	17,564	1,770,627	59,232	1,536,306	11,954	1,100,007
Mr. Meloy	4,507,133	17,963	1,810,852	60,579	1,571,244	12,226	1,125,037
Mr. Daniels	4,507,133	17,963	1,810,852	60,579	1,571,244	12,226	1,125,037
Mr. Reeves	3,449,489	13,748	1,385,936	46,363	1,202,522	9,357	861,031

Performance Units — Results for Performance Periods Ended in 2013

In January 2014, the Committee certified the performance results for the 2010 and 2011 annual performance unit awards for the three-year and two-year performance periods, respectively, that ended December 31, 2013. Under the provisions of these awards, the targeted performance units were subject to our relative TSR performance against the defined TSR peer group discussed under the Equity Compensation section on page 46. However, Plains Exploration & Production Company, which was included in the TSR peer group at the time the awards were granted, was acquired in May 2013 and the Committee replaced it with Murphy Oil Company. TSR performance is based on the difference between (1) the average closing stock price for the 30 trading days preceding the beginning of the performance period, and (2) the average closing stock price for the last 30 trading days of the performance period, plus dividends paid for the performance period, and further adjusted for any other distributions or stock splits, where applicable.

For the performance periods ended December 31, 2013, the performance results and Anadarko’s ranking, as highlighted, were as follows:

2010 Annual Award — Three-Year Performance Period (January 1, 2011 to December 31, 2013)

Final TSR Ranking	1	2	3	4	5	6	APC 7	8	9	10	11	12
TSR	118.4%	82.9%	78.5%	69.5%	59.1%	53.5%	26.8%	13.6%	12.4%	8.5%	-14.4%	-20.3%
Payout as % of Target	200%	182%	164%	146%	128%	110%	92%	72%	54%	0%	0%	0%

2011 Annual Award — Two-Year Performance Period (January 1, 2012 to December 31, 2013)
Final TSR Ranking	1	2	3	4	5	6	7	8	APC 9	10	11	12
TSR	106.3%	69.2%	51.9%	47.5%	43.9%	42.2%	36.3%	27.7%	11.8%	6.6%	-0.3%	-2.3%
Payout as % of Target	200%	182%	164%	146%	128%	110%	92%	72%	54%	0%	0%	0%

48

Compensation Discussion and Analysis

The following table lists the number of performance units awarded at minimum, target, and maximum levels and the actual number of performance units earned by the NEOs for the three-year and two-year performance periods that ended December 31, 2013:

	2010 Annual Performance Unit Award				2011 Annual Performance Unit Award
Name	Minimum # Units	Target # Units	Maximum # Units	Actual # Units Earned	Minimum # Units	Target # Units	Maximum # Units	Actual # Units Earned
Mr. Walker	0	12,875	25,750	11,845	0	8,178	16,356	4,416
Mr. Gwin	0	8,200	16,400	7,544	0	4,902	9,804	2,647
Mr. Meloy	0	7,343	14,686	6,756	0	5,032	10,064	2,717
Mr. Daniels	0	7,343	14,686	6,756	0	5,032	10,064	2,717
Mr. Reeves	0	6,418	12,836	5,905	0	3,837	7,674	2,072

Indirect Compensation Elements

As identified in the table below, the Company provides certain benefits and perquisites (considered indirect compensation elements) that are considered typical within our industry and necessary to attract and retain executive talent. The value of each element of indirect compensation is generally structured to be competitive within our industry.

Indirect Compensation Element		Primary Purpose
Retirement Benefits	• •	Attracts talented executive officers and rewards them for extended service Offers secure and tax-advantaged vehicles for executive officers to save effectively for retirement
Other Benefits (for example, health care, paid time off, disability and life insurance) and Perquisites	• •

Enhances executive welfare and financial security

Provides a competitive package to attract and retain executive talent, but does not constitute a significant part of an executive officer’s compensation

Severance Benefits	• •	Attracts and helps retain executives in a volatile and consolidating industry Provides transitional income following an executive’s involuntary termination of employment

Retirement Benefits

Our executive officers participate in the following retirement and related plans:

Anadarko Employee Savings Plans. The Anadarko Employee Savings Plan (401(k) Plan) is a tax-qualified retirement savings plan that allows participating U.S. employees to contribute up to 30% of eligible compensation, on a before-tax basis or on an after-tax basis (via a Roth or traditional after-tax contribution), into their 401(k) Plan accounts. Eligible compensation includes base salary and AIP bonus payments. Under the 401(k) Plan, we match an amount equal to one dollar for each dollar contributed by participants up to six percent of their total eligible compensation. The 401(k) Plan is subject to applicable IRC limitations regarding participant and Company contributions. Due to IRC limitations that restrict the amount of benefits payable under tax-qualified plans, we also sponsor a non-qualified Savings Restoration Plan. The Savings Restoration Plan accrues a benefit equal to the

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Compensation Discussion and Analysis

excess, if any, of Company matching and Personal Wealth Account (PWA) contributions that would have been allocated to a participant’s 401(k) Plan account each year without regard to the IRC limitation over amounts that were, in fact, allocated to a participant’s account. For additional details on the Savings Restoration Plan see page 67. Amounts deferred, if any, under the 401(k) Plan and the Savings Restoration Plan (collectively, the Savings Plans) by the NEOs are included, respectively, in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. Our matching contributions allocated to the NEOs under the Savings Plans are included in the “All Other Compensation” column of the Summary Compensation Table.

Pension Plans. Anadarko provides funded, tax-qualified retirement benefits for all U.S. employees. Due to IRC limitations that restrict the amount of benefits payable under tax-qualified plans, we also sponsor non-qualified restoration plans that cover the executive officers and certain other employees. The pension plans do not require contributions by participants and a participant becomes vested in his or her benefit at the completion of three years of service as defined in the pension plans. Eligible compensation covered by the pension plans includes base salary and AIP bonus payments.

Messrs. Walker and Reeves each have supplemental retirement benefits under our non-qualified Retirement Restoration Plan that provide for special service credits of eight years and five years, respectively, if they each remain employed by us until the age of 55. Messrs. Walker and Reeves vested in these benefits in 2012. The service credits are considered applicable service towards our retirement benefit programs, including pension and retiree medical and dental benefits. These supplemental retirement benefits were provided to Messrs. Walker and Reeves in 2007 to recognize that they were mid-career hires that we would like to retain for the remainder of their careers. Providing them additional service credits recognizes a portion of their prior industry experience and service years which directly benefit us and our stockholders. Mr. Meloy is eligible to receive supplemental pension benefits under the terms of his retention agreement, which was entered into in August 2006 in connection with the closing of the Kerr-McGee acquisition (2006 Retention Agreement).

The accrued benefits for each of the NEOs, including the benefits related to any special service credits are discussed in the Pension Benefits Table on page 66. The Committee does not intend to grant any additional pension credits to executive officers and has not done so since 2007.

Other Benefits

We provide other benefits such as medical, dental, and vision insurance, flexible spending and health savings accounts, paid time off, payments for certain relocation costs, disability coverage and life insurance to each executive officer. These benefits are also provided to all other eligible U.S.-based employees. Certain employees, including the executive officers, are eligible for participation in the Company’s Management Life Insurance Plan, which provides an additional life insurance benefit of two times base salary, and the Deferred Compensation Plan, which allows participants to voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their AIP bonus payments. Details regarding the Deferred Compensation Plan and participation in the plan by the NEOs are discussed beginning on page 67.

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Compensation Discussion and Analysis

Perquisites

We provide a limited number of perquisites to the executive officers. These perquisites are assessed annually by the Committee as part of the total competitive review. The expenses related to the perquisites are imputed and considered taxable income to the executive officers as applicable. We do not provide any tax gross-ups on these perquisites. The perquisites provided to the executive officers are as follows:

•	Financial Counseling, Tax Preparation and Estate Planning

•	Annual Physical Exam Program

•	Personal Excess Liability Insurance

•	Limited Personal Use of Company Aircraft

•	Club Memberships

•	Limited Personal Use of Company Facilities and Event Venues

Mr. Walker has a personal usage limit allowing him to use Company aircraft for a limited amount of personal travel and, to the extent his usage exceeds such amount, requiring him to reimburse the Company pursuant to a time-sharing agreement. The prior year’s aggregate incremental direct operating costs for each aircraft is used to calculate the value of personal usage. Mr. Walker is allowed up to $250,000 of personal usage annually.

The incremental costs of the various perquisites provided are included in the “All Other Compensation” column of the Summary Compensation Table on page 57 and in the All Other Compensation Table and supporting footnotes following the Summary Compensation Table on page 58.

Severance Benefits

Post-termination and change-of-control severance benefits are typical within our industry. The Company currently provides the severance benefits described below to its executive officers. These plans are an essential component of our executive compensation program and are necessary to attract and retain executive talent in a highly competitive market, provide continuity of management in the event of an actual or threatened change of control and provide executive officers with the security to make decisions that are in the best long-term interest of the stockholders. On a periodic basis, the Committee, in consultation with its executive compensation consultant, will review, consider and adjust, as necessary and appropriate, the provisions of post-termination and change-of-control severance benefits provided to executive officers to ensure that such arrangements serve the Company’s interests in retaining key executives, are consistent with market practice and are reasonable.

Officer Severance Plan. Our executive officers are eligible for benefits under the Officer Severance Plan. Benefits provided under this plan may vary depending upon the executive officer’s level within the organization and years of service with us and are made at the discretion of the Committee. Executive officers receiving benefits under the Officer Severance Plan are required to execute an agreement releasing us from any and all claims from any and all kinds of actions arising from the executive officer’s employment with us or the termination of such employment. Mr. Walker does not participate in this plan as his severance benefits are included in his Severance Agreement, which is described on page 54.

51

Compensation Discussion and Analysis

The typical severance benefits that may be provided for our executive officers following the occurrence of an involuntary termination event (as described on page 69) include the following:

•	a payment equal to two times annual base salary plus one year’s target bonus under our AIP;

•	if provided, a pro-rata bonus under our AIP for the year of termination, which will be payable at the end of the performance period, based on actual Company performance as certified by the Committee;

•	if applicable, the present value of retiree life insurance;

•	the option to continue existing medical and dental coverage levels at current active employee rates for up to six months. After six months, we will pay the cost of COBRA until the first to occur of (a) 18 months or (b) the officer obtaining comparable coverage as a result of employment with another employer;

•	the vesting of some or all unvested restricted stock, unvested restricted stock units and stock options; and

•	a payout, if any, of outstanding performance units, which will be made at the end of the performance period based on actual Company performance results.

Key Employee Change-of-Control Contracts. We have key employee change-of-control contracts with all of our executive officers, including the NEOs, with the exception of Mr. Walker, whose change-of-control severance benefits are included in his Severance Agreement, which is described on page 54.

If we experience a change of control (as defined on page 69) during the term of the contract, then the contract becomes operative for a specified protection period. These contracts generally provide that the executive officer’s terms of employment (including position, work location, compensation and benefits) will not be adversely changed during the protection period. If we (or any successor in interest) terminate the executive officer’s employment (other than for cause (as defined on page 69), death or disability), the executive officer terminates for good reason (as defined on page 70) during such protection period, or upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control, the executive officer is generally entitled to receive certain payments and benefits. In 2013, no payments were paid under the change-of-control contracts.

52

Compensation Discussion and Analysis

In February 2011, the Committee approved changes to the contracts that reduced the level of post-change-of-control severance benefits under the Key Employee Change-of-Control Contracts, on a prospective basis, for newly appointed and newly hired executive officers who are not otherwise subject to an existing agreement. The table below summarizes the general provisions of the contracts (our current NEOs have contracts that were entered into prior to February 2011).

Key Employee Change-of-Control Contracts Entered Into Prior to February 2011		Key Employee Change-of-Control Contracts Entered Into Post-February 2011
•	Initial three-year term automatically extended each year unless either party provides notice not to extend	•	Initial three-year term automatically extended each year unless either party provides notice not to extend
•	Modified single-trigger provision(1)	•	Double-trigger provision(2)
•	Three-year protection period	•	Two-year protection period
•	2.9 times base salary plus AIP bonus (based on highest AIP bonus paid over last three years)	•	2.9 times base salary plus AIP bonus (based on highest AIP bonus paid over last three years)
•	Up to three additional years of matching contributions into the Savings Restoration Plan	•	Up to three additional years of matching contributions into the Savings Restoration Plan
•	Up to three additional years of age and service credits under the Company’s retirement and pension plans	•	Up to three additional years of age and service credits under the Company’s retirement and pension plans
•	Three years continuation of medical, dental, and life insurance benefits	•	Three years continuation of medical, dental, and life insurance benefits
•	Three years of financial planning benefits	•	No continuation of financial planning benefits
•	Excise tax gross-up(3)	•	Best-of-net tax provision (i.e., no tax gross-up by the Company)(4)
•	Outplacement services up to a maximum of $30,000	•	Outplacement services up to a maximum of $30,000
•	Officer is subject to a confidentiality provision	•	Officer is subject to a confidentiality provision

(1)	A good reason provision allowing an executive officer to terminate for any reason during the 30-day period immediately following the first anniversary of a change of control and receive severance benefits.

(2)	Severance payments are made only in the event of both a change of control and the termination of the executive officer’s employment without cause or for good reason during the applicable protection period.

(3)	The executive officer will be entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under IRC Section 4999.

(4)	Requires the Company to either (1) reduce the amount of certain severance benefits otherwise payable so that such severance benefits will not be subject to the tax imposed by IRC Section 4999, or alternatively (2) pay the full amount of severance benefits to the executive officer (but with no tax gross-up), whichever produces the better after-tax result for the executive officer.

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Compensation Discussion and Analysis

As a condition to receipt of change-of-control severance benefits, the executive officer must remain employed by us and provide services commensurate with his or her position until the executive officer is terminated pursuant to the provisions of the contract. The executive officer must also agree to retain in confidence any and all confidential information known to him or her concerning us and our business so long as the information is not otherwise publicly disclosed.

Change of Control — Treatment of Outstanding Unvested Equity Awards. The treatment of unvested outstanding equity awards upon a change of control of Anadarko is prescribed by the applicable plan document under which the awards were granted. The Company’s 2008 Omnibus Plan, which governs awards made prior to May 15, 2012, included a single-trigger provision for the accelerated vesting of equity awards upon a change of control. All outstanding awards to the NEOs under the 2008 Omnibus Plan will be fully vested by the end of 2014. The 2012 Omnibus Plan, which governs awards made on or after May 15, 2012, includes a double-trigger provision that provides that, unless otherwise specified in the award agreement, there is only accelerated vesting of awards in the event of both a change of control of the Company and the termination of the participant’s employment without cause or for good reason during the applicable protection period. All equity awards issued under the 2012 Omnibus Plan contain this double-trigger feature.

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and certain executive officers, in part to enable us to attract and retain qualified directors and executive officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses for proceedings for which they may be indemnified, and to cover such person under any directors’ and officers’ liability insurance policy that we may maintain from time to time. These agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Delaware law and are in addition to any other rights our directors and executive officers may have under our Restated Certificate of Incorporation, By-Laws and applicable law.

AGREEMENTS WITH EXECUTIVE OFFICERS

Mr. Walker — Severance Agreement

At the time the Board announced Mr. Walker’s appointment to President and CEO in 2012, the Committee determined that Mr. Walker’s employment should be continued on an at-will basis. On February 16, 2012, the Company and Mr. Walker entered into a Severance Agreement to combine and restructure certain severance benefits previously provided to him under the Officer Severance Plan and through his key employee change-of-control contract. Effective May 15, 2012, Mr. Walker was no longer eligible to receive benefits under the Officer Severance Plan and waived the severance benefits under his key employee change-of-control contract, thereby reducing the level of change-of-control severance benefits that he was formerly eligible to receive. The general provisions of the Severance Agreement are described in the tables below:

Severance Benefits Outside of a Change of Control
•	Prorated annual bonus based on actual performance for the year of termination
•	Two times the sum of his annual base salary and annual target bonus for the year of termination
•	Up to six months continued participation in the Company’s medical and dental care plans at active employee rates and reimbursement for the cost of up to 18 additional months of COBRA continuation coverage

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Compensation Discussion and Analysis

Change-of-Control Severance Benefits
•	Double-trigger provision (requiring both a change-of-control and a termination of employment)
•	Three-year protection period following Change of Control
•	2.5 times salary plus the higher of target bonus for the year of termination or the average bonus for the last two years
•	Up to three additional years of matching contributions into the Savings Restoration Plan
•	Up to three additional years of age and service credits under the Company’s retirement and pension plans
•	Three years continuation of medical, dental, and life insurance benefits
•	Best-of-net tax provision (i.e., no tax gross-up by the Company)
•	Outplacement services up to a maximum of $30,000
•	Subject to a confidentiality provision

The above description of Mr. Walker’s Severance Agreement is not a full summary of all of the terms and conditions of the agreement and is qualified in its entirety by the full text of the agreement, which is on file with the SEC.

STOCK OWNERSHIP GUIDELINES

We have maintained stock ownership guidelines for executive officers since 1993 with the goal of promoting equity ownership and aligning our executive officers’ interests with those of our stockholders. These guidelines must be met within three years after becoming subject to them. Currently, all of our executive officers either meet or exceed their specified guidelines. The ownership guidelines are currently established at the following minimum levels:

Position	Guideline	Ownership Status as of 12/31/2013
Chief Executive Officer	6 x base salary	Exceeds
Executive Vice Presidents	3 x base salary	Exceeds
Senior Vice Presidents	2.5 x base salary	Exceeds
Vice Presidents	2 x base salary	Exceeds	(1)

(1)	Currently, all of the vice presidents either meet or exceed their specified guidelines, with the exception of three officers appointed in 2013, who are still within the three-year compliance period.

The Committee reviews the stock ownership levels annually. During 2013, Messrs. Gwin, Meloy, Daniels and Reeves were promoted from Senior Vice Presidents to Executive Vice Presidents and their stock ownership requirements were subsequently increased to three times base salary. In determining stock ownership levels, we include shares of common stock held directly by the executive officer (including shares beneficially owned in a trust, by a limited liability company or partnership, and by a spouse and/or minor children, unless the non-management director or officer expressly disclaims beneficial ownership of such shares); shares of common stock held indirectly through the Anadarko Employee Savings Plan; deferred share balances resulting from an investment in the Company Stock Fund as defined in the Anadarko Petroleum Corporation Deferred Compensation Plan provided such balance is payable in shares; unvested restricted stock, and unvested restricted stock units. For those executive officers of Anadarko who are also officers of WES and/or WGP, any WES and/or WGP equity they own is also included in the calculation to determine their compliance. Outstanding

55

Compensation Discussion and Analysis

performance units and unexercised stock options are not included. If an executive officer does not satisfy the stock ownership requirements during the applicable timeframe, he or she must retain all shares acquired on the vesting of equity awards or the exercise of stock options (net of exercise costs and taxes) until compliance is achieved. Because of our robust ownership levels, other than as described above we do not maintain separate holding requirements for our equity awards.

REGULATORY REQUIREMENTS

Together with the Committee, the Company carefully reviews and takes into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions.

IRC Section 162(m) limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to each of certain NEOs, unless the compensation is performance-based as defined under federal tax laws. Stock options, performance units and cash awards granted under our 2008 and 2012 Omnibus Plans and our 1999 Stock Incentive Plan are intended to satisfy the performance-based requirements and, as such, are designed to be fully deductible. Since 2008, the Committee has approved an annual program intended to qualify our restricted stock awards (including restricted shares and restricted stock units) as performance-based compensation under IRC Section 162(m). The Committee reviews and considers the deductibility of our executive compensation programs; however, the Committee believes it is important to provide compensation that is not fully deductible when necessary to retain and motivate certain executive officers and when it is in the best interest of the Company and our stockholders. For these reasons, Mr. Walker receives a base salary above $1 million, and therefore the portion of base salary in excess of $1 million is not deductible.

Awards of performance units, stock options, restricted shares and restricted stock units under our 2012 Omnibus Plan, 2008 Omnibus Plan and 1999 Stock Incentive Plan are accounted for under FASB ASC Topic 718.

The benefits payable under non-qualified plans for our executive officers and directors are unsecured obligations to pay. Assets to pay these benefits may be held under the Company’s Benefits Trust, which is subject to the claims of the general creditors of the Company.

CONCLUSION

We believe our executive compensation program is designed to pay for performance. It aligns the interests of our executive officers with those of our stockholders and provides executive officers with the necessary motivation to maximize the long-term operational and financial performance of the Company, while using sound financial controls and high standards of integrity. We also believe that total compensation for each executive officer should be, and is, commensurate with the execution of specified short- and long-term operational, financial and strategic objectives. The programs currently offered have been effective in retaining executive officers during a period of strong competitive demand and a shortage of talented executives within the oil and gas exploration and production industry. We believe that the quality of our executive compensation program will continue to be reflected in positive long-term operational and financial performance which will result in long-term stockholder value creation.

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Executive Compensation

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the fiscal years ended December 31, 2013, 2012, and 2011 for our CEO, our Chief Financial Officer (CFO) and our three highest paid executive officers other than our CEO and CFO:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)(4)	Total ($)
R. A. Walker(5) Chairman, President and Chief Executive Officer	2013	1,300,000	0	7,190,878	3,848,495	2,923,700	1,154,412		501,944	16,919,429
	2012	1,105,769	0	8,578,095	5,694,735	2,248,890	1,545,387		492,009	19,664,885
	2011	742,500	0	3,892,653	2,647,467	1,128,600	1,105,184		290,270	9,806,674

Robert G. Gwin Executive Vice President, Finance and Chief Financial Officer	2013	719,038	0	2,870,634	1,536,306	1,181,740	—	(6)	236,592	6,544,310
	2012	715,000	0	2,361,475	1,566,974	0	840,846		188,380	5,672,675
	2011	715,000	0	2,333,484	1,586,972	1,032,460	637,703		146,829	6,452,448

Charles A. Meloy Executive Vice President, US Onshore Exploration and Production	2013	611,539	0	2,935,889	1,571,244	1,005,064	—	(6)	232,411	6,356,147
	2012	600,000	0	2,424,231	1,608,632	974,700	1,729,903		173,034	7,510,500
	2011	577,885	0	2,395,464	1,629,204	834,465	2,253,427		148,653	7,839,098

Robert P. Daniels Executive Vice President, International and Deepwater Exploration	2013	611,539	0	2,935,889	1,571,244	1,005,064	—	(6)	173,942	6,297,678
	2012	600,000	0	2,424,231	1,608,632	974,700	1,425,005		113,439	7,146,007
	2011	577,885	0	2,395,464	1,629,204	834,465	1,330,904		121,801	6,889,723

Robert K. Reeves Executive Vice President, General Counsel and Chief Administrative Officer	2013	655,769	0	2,246,967	1,202,522	1,077,757	—	(6)	174,495	5,357,510
	2012	650,000	0	1,848,466	1,226,577	1,000,350	992,888		109,674	5,827,955
	2011	621,869	0	2,826,579	1,242,190	850,717	872,784		121,759	6,535,898

(1)	The amounts included in these columns represent the aggregate grant date fair value of the awards made to NEOs in 2013 computed in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. The value ultimately realized by the NEOs upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 15 — Share-Based Compensation of the Notes to Consolidated Financial Statements included under Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2013. The values in the “Stock Awards” column represent the grant date fair values for both restricted stock unit and performance unit awards. The performance unit awards are subject to market conditions and have been valued based on the probable outcome of the market conditions as of the grant date.

(2)	The amounts in this column reflect the incentive cash bonus awards for 2013 that were determined by the Compensation Committee and paid out in February 2014 pursuant to the Company’s AIP. These awards are discussed in further detail beginning on page 41.

(3)

The amounts in this column reflect the actuarial increase, if any, in the present value of benefits under the Company’s pension plans determined by using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts that the NEO may not currently be

57

Executive Compensation

entitled to receive because such amounts are not vested. The Company’s Deferred Compensation Plan does not provide for above-market or preferential earnings so no such amounts are included.

(4)	The amounts shown in this column are described further in the All Other Compensation Table below.

(5)	On May 14, 2013, Mr. Walker assumed the position of Chairman, President and CEO. Prior to that date, Mr. Walker served as President and CEO.

(6)	Messrs. Gwin, Meloy, Daniels, and Reeves each had a negative change in pension value for 2013 as follows: Mr. Gwin — $(222,912); Mr. Meloy — $(334,010); Mr. Daniels — $(1,157,927); and Mr. Reeves — $(198,775).

All Other Compensation Table for 2013

The following table describes each component of the “All Other Compensation” column for the fiscal year ended December 31, 2013 in the Summary Compensation Table:

Name	Personal Use of Aircraft ($)(1)	Payments by the Company to Employee 401(k) Plan and Savings Restoration Plan ($)	Club Membership Dues ($)(2)	Financial/ Tax/Estate Planning ($)	Excess Liability Insurance ($)	Tax Benefit ($)	Totals ($)
R. A. Walker(3)	247,600	212,933	37,488	2,166	1,757	0	501,944
Robert G. Gwin	150,013	43,142	27,415	14,265	1,757	0	236,592
Charles A. Meloy	47,588	158,624	10,177	14,265	1,757	0	232,411
Robert P. Daniels	37,542	95,174	25,204	14,265	1,757	0	173,942
Robert K. Reeves	34,070	99,367	8,936	30,365	1,757	0	174,495

(1)	The amount reported above reflects the value of personal aircraft use for 2013. The value of personal aircraft use is based on the Company’s aggregate incremental direct operating costs, including cost of fuel, maintenance, landing and ramp fees, and other miscellaneous trip-related variable costs. Because the Company’s aircraft are used predominantly for business purposes, fixed costs, which do not change based on use of the aircraft, are excluded. The value of travel to board meetings for companies other than Anadarko or its affiliates and civic organizations for which the NEOs serve as directors is considered personal use and is included in the amount reported above. Compensation is imputed for personal use of our aircraft by the NEOs and their guests.

(2)	The amounts disclosed represent the payment of club membership fees. For those clubs not used exclusively for business, the entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

(3)	Mr. Walker has a personal usage limit with respect to the Company’s aircraft, which is discussed in more detail on page 51.

GRANTS OF PLAN-BASED AWARDS IN 2013

The Grants of Plan-Based Awards Table sets forth information concerning annual incentive awards, performance units, stock options, and restricted stock units granted or modified during 2013 for each of the NEOs as described below.

Non-equity incentive plan awards. Values disclosed reflect the estimated cash payouts under the Company’s AIP, as discussed on page 41, based on actual salaries earned in 2013. If threshold levels of performance are not met, the payout can be zero. If maximum levels of performance are achieved, the payout can be 200% of each NEO’s target. The amounts actually paid to the NEOs for 2013 are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

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Executive Compensation

Equity incentive plan awards. Awards reported reflect performance units, as discussed on page 46, which are denominated as an equivalent of one share of our stock and, if earned, are paid in cash. Executive officers may earn from 0% to 200% of the targeted award based on the Company’s relative TSR performance against a specified peer group over a designated performance period. The threshold value reported represents the lowest earned amount, other than zero, based on a defined payout scale. Fifty percent of the award is tied to a two-year performance period and the remaining fifty percent is tied to a three-year performance period. Executive officers do not have voting rights with respect to performance units, and unless after a change of control the award has been converted into restricted stock units of the surviving company, no dividend equivalents are paid on the awards.

Stock awards. Awards reported reflect restricted stock unit awards that vest pro-rata annually over three years, beginning with the first anniversary of the grant date. Dividend equivalents are reinvested in shares of the Company’s common stock and paid upon the applicable vesting of the underlying award. Awards are eligible to be voluntarily deferred.

Stock option awards. Stock options vest pro-rata annually over three years, beginning with the first anniversary of the date of grant and have a term of seven years. The exercise price is not less than the market price on the date of grant and repricing of stock options to a lower exercise price is prohibited, unless approved by stockholders.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. A. Walker		0	1,690,000	3,380,000	—	—	—	—	—	—	—
	11/6/2013	—	—	—	—	—	—	—	148,378	92.02	3,848,495
	11/6/2013	—	—	—	—	—	—	29,945	—	—	2,755,539
	11/6/2013	—	—	—	11,879	43,997	87,994	—	—	—	4,435,339
Robert G. Gwin		0	683,087	1,366,174	—	—	—	—	—	—	—
	11/6/2013	—	—	—	—	—	—	—	59,232	92.02	1,536,306
	11/6/2013	—	—	—	—	—	—	11,954	—	—	1,100,007
	11/6/2013	—	—	—	4,742	17,564	35,128	—	—	—	1,770,627
Charles A. Meloy		0	580,962	1,161,924	—	—	—	—	—	—	—
	11/6/2013	—	—	—	—	—	—	—	60,579	92.02	1,571,244
	11/6/2013	—	—	—	—	—	—	12,226	—	—	1,125,037
	11/6/2013	—	—	—	4,850	17,963	35,926	—	—	—	1,810,852
Robert P. Daniels		0	580,962	1,161,924	—	—	—	—	—	—	—
	11/6/2013	—	—	—	—	—	—	—	60,579	92.02	1,571,244
	11/6/2013	—	—	—	—	—	—	12,226	—	—	1,125,037
	11/6/2013	—	—	—	4,850	17,963	35,926	—	—	—	1,810,852
Robert K. Reeves		0	622,981	1,245,962	—	—	—	—	—	—	—
	11/6/2013	—	—	—	—	—	—	—	46,363	92.02	1,202,522
	11/6/2013	—	—	—	—	—	—	9,357	—	—	861,031
	11/6/2013	—	—	—	3,712	13,748	27,496	—	—	—	1,385,936

(1)	Unless otherwise noted, the amounts in this column reflect the aggregate grant date fair value of awards made to NEOs in 2013 computed in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. The value ultimately realized by each NEO upon the actual vesting of the award(s) or exercise of the stock option(s) may or may not be equal to this determined value. For a discussion of the valuation assumptions, see Note 15 — Share-Based Compensation of the Notes to Consolidated Financial Statements included under Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2013.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

The following table reflects outstanding stock option awards and unvested and unearned stock awards (both time-based and performance-contingent) as of December 31, 2013, assuming a market value of $79.32 a share (the closing stock price of the Company’s stock on December 31, 2013).

	Option Awards(1)				Stock Awards(2)(3)
							Equity Incentive Plan Awards
					Restricted Stock/Units		Performance Units
					Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
	Number of Securities Underlying Unexercised Options		Option Exercise Price($)	Option Expiration Date
Name	Exercisable(#)	Unexercisable(#)
R. A. Walker	62,200	0	59.87	11/6/2014	9,033	716,498	11,845	939,545
	182,900	0	35.18	11/4/2015	11,541	915,432	8,832	700,554
	72,700	0	65.44	11/10/2016	36,576	2,901,208	5,674	450,062
	85,189	0	63.34	11/9/2017	30,013	2,380,631	18,541	1,470,672
	58,051	29,025	83.95	11/8/2018			43,997	3,489,842
	17,504	35,007	66.38	5/15/2019
	56,534	113,066	70.70	11/5/2019
	0	148,378	92.02	11/6/2020
Robert G. Gwin	21,700	0	59.87	11/6/2014	5,415	429,518	7,544	598,390
	22,300	0	64.69	3/12/2015	13,036	1,034,016	5,295	419,999
	78,600	0	35.18	11/4/2015	11,981	950,333	6,608	524,147
	66,200	0	34.95	3/1/2016			17,564	1,393,176
	47,200	0	65.44	11/10/2016
	54,256	0	63.34	11/9/2017
	34,797	17,399	83.95	11/8/2018
	20,149	40,298	70.70	11/5/2019
	0	59,232	92.02	11/6/2020
Charles A. Meloy	34,600	0	59.87	11/6/2014	5,559	440,940	6,756	535,886
	26,500	0	35.18	11/4/2015	13,382	1,061,460	5,435	431,104
	32,500	0	65.44	11/10/2016	12,254	971,987	6,784	538,107
	48,586	0	63.34	11/9/2017			17,963	1,424,825
	35,723	17,862	83.95	11/8/2018
	20,685	41,369	70.70	11/5/2019
	0	60,579	92.02	11/6/2020
Robert P. Daniels	40,100	0	59.87	11/6/2014	5,559	440,940	6,756	535,886
	95,400	0	35.18	11/4/2015	13,382	1,061,460	5,435	431,104
	32,500	0	65.44	11/10/2016	12,254	971,987	6,784	538,107
	48,586	0	63.34	11/9/2017			17,963	1,424,825
	35,723	17,862	83.95	11/8/2018
	20,685	41,369	70.70	11/5/2019
	0	60,579	92.02	11/6/2020
Robert K. Reeves	50,900	0	59.87	11/6/2014	4,239	336,237	5,905	468,385
	115,300	0	35.18	11/4/2015	3,971	314,980	4,145	328,781
	36,700	0	65.44	11/10/2016	10,204	809,381	5,173	410,322
	42,469	0	63.34	11/9/2017	9,378	743,863	13,748	1,090,491
	27,237	13,619	83.95	11/8/2018
	15,772	31,544	70.70	11/5/2019
	0	46,363	92.02	11/6/2020

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Executive Compensation

(1)	The table below shows the vesting dates for the respective unexercisable stock options listed in the above Outstanding Equity Awards Table:

Vesting Date	Mr. Walker	Mr. Gwin	Mr. Meloy	Mr. Daniels	Mr. Reeves
5/15/2014	17,503	—	—	—	—
11/5/2014	56,533	20,149	20,684	20,684	15,772
11/6/2014	49,460	19,744	20,193	20,193	15,455
11/8/2014	29,025	17,399	17,862	17,862	13,619
5/15/2015	17,504	—	—	—	—
11/5/2015	56,533	20,149	20,685	20,685	15,772
11/6/2015	49,459	19,744	20,193	20,193	15,454
11/6/2016	49,459	19,744	20,193	20,193	15,454

(2)	The table below shows the vesting dates for the respective restricted stock units, including any dividend equivalents accrued but unvested, listed in the above Outstanding Equity Awards Table:

Vesting Date	Mr. Walker	Mr. Gwin	Mr. Meloy	Mr. Daniels	Mr. Reeves
5/15/2014	5,770	—	—	—	—
11/5/2014	18,288	6,517	6,690	6,690	5,102
11/6/2014	10,004	3,994	4,085	4,085	3,126
11/8/2014	9,033	5,415	5,559	5,559	8,210
5/15/2015	5,771	—	—	—	—
11/5/2015	18,288	6,519	6,692	6,692	5,102
11/6/2015	10,004	3,993	4,084	4,084	3,126
11/6/2016	10,005	3,994	4,085	4,085	3,126

(3)	The table below shows the performance periods for the respective performance units listed in the above Outstanding Equity Awards Table. Generally, the number of outstanding units for each award is calculated based on our relative performance ranking as of December 31, 2013, and are is necessarily indicative of what the payout percent earned will be at the end of the performance period. The awards with performance periods beginning in 2013 are currently tracking a 0% payout; however the number of outstanding units disclosed is calculated based on achieving threshold performance. For awards that were granted in 2013 with performance periods beginning in 2014, target payout has been assumed.

Performance Period	Performance to Date Payout	Mr. Walker	Mr. Gwin	Mr. Meloy	Mr. Daniels	Mr. Reeves
1/1/2011 to 12/31/2013	92%	11,845	7,544	6,756	6,756	5,905
1/1/2012 to 12/31/2013	54%	4,416	2,647	2,717	2,717	2,072
1/1/2012 to 12/31/2014	54%	4,416	2,648	2,718	2,718	2,073
5/15/2012 to 5/14/2014	54%	2,837	—	—	—	—
5/15/2012 to 5/14/2015	54%	2,837	—	—	—	—
1/1/2013 to 12/31/2014	54%	9,270	3,304	3,392	3,392	2,586
1/1/2013 to 12/31/2015	54%	9,271	3,305	3,392	3,392	2,587
1/1/2014 to 12/31/2015	100%	21,998	8,782	8,981	8,981	6,874
1/1/2014 to 12/31/2016	100%	21,999	8,782	8,982	8,982	6,874

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OPTION EXERCISES AND STOCK VESTED IN 2013

The following table provides information about the aggregate dollar value realized during 2013 by the NEOs for Anadarko awards, including option exercises, vesting of restricted stock units and performance unit payouts.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)(2)	Value Realized on Vesting($)(1)
R. A. Walker(3)	87,400	3,702,772	66,077	5,787,906
Robert G. Gwin(4)	87,100	3,564,501	33,106	2,868,584
Charles A. Meloy	0	0	34,599	2,982,019
Robert P. Daniels	19,100	730,366	39,862	3,460,794
Robert K. Reeves(5)	76,500	3,239,195	29,850	2,603,833

(1)	The value realized reflects the taxable value to the NEO as of the date of the option exercise, vesting of restricted stock units, or payment of performance unit awards.

(2)	The numbers disclosed include restricted stock units and performance unit awards paid in shares and cash, respectively, for which restrictions lapsed during 2013.

(3)	Mr. Walker’s value includes the exercise of expiring stock options purchased with shares of Company common stock previously held by Mr. Walker. On November 13, 2013 and November 14, 2013, respectively, Mr. Walker transferred 33,841 and 29,977 shares of Company common stock to the Company (based on the applicable stock prices of $91.22 and $91.08) as consideration for the exercise price and applicable withholding tax.

(4)	Mr. Gwin’s value includes the exercise of expiring stock options purchased with shares of Company common stock previously held by Mr. Gwin. On January 3, 2013, Mr. Gwin transferred 20,738 shares of Company common stock to the Company (based on the applicable stock price of $76.29) as consideration for the exercise price and applicable withholding tax.

(5)	Mr. Reeves’s value includes the exercise of expiring stock options purchased with shares of Company common stock previously held by Mr. Reeves. On November 13, 2013 and November 14, 2013, respectively, Mr. Reeves transferred 25,891 and 29,977 shares of Company common stock to the Company (based on the applicable stock price of $91.22 and $91.08) as consideration for the exercise price and applicable withholding tax.

PENSION BENEFITS FOR 2013

The Company maintains the Anadarko Retirement Plan (the APC Retirement Plan) and the Kerr-McGee Corporation Retirement Plan (the KMG Retirement Plan), both of which are funded tax-qualified defined benefit pension plans. In addition, the Company maintains the Anadarko Retirement Restoration Plan, or the APC Retirement Restoration Plan, and the Kerr-McGee Benefits Restoration Plan, or the KMG Restoration Plan, both of which are unfunded, non-qualified pension benefit plans that are designed to provide for supplementary pension benefits due to limitations imposed by the IRC that restrict the amount of benefits payable under tax-qualified plans.

APC Retirement Plan and APC Retirement Restoration Plan

The APC Retirement Plan covers all U.S.-based Anadarko employees, except for legacy Kerr-McGee employees. The APC Retirement Restoration Plan covers certain U.S.-based Anadarko employees, except for legacy Kerr-McGee employees, who are affected by certain IRC limitations. For those employees hired prior to January 1, 2007, which includes all of the NEOs except Mr. Meloy (who is a participant in the KMG Retirement Plan), benefits under these plans are based upon the employee’s years of service and the average monthly earnings during the 36 highest paid consecutive months of the last 120 months of employment with the Company.

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Executive Compensation

The APC Retirement Plan and the APC Restoration Plan (collectively, APC Retirement Plans) do not require contributions by employees. An employee becomes vested in his or her benefit at the completion of three years of service. Compensation covered by the APC Retirement Plans includes base salary and payments under the AIP. The maximum amount of compensation for 2013 that may be considered in calculating benefits under the APC Retirement Plan was $255,000 due to the annual IRC limitation. Compensation in excess of $255,000 was recognized in determining benefits payable under the APC Retirement Restoration Plan.

For employees hired prior to January 1, 2007, benefits under the APC Retirement Plans are calculated as a life-only annuity (meaning that benefits end upon the participant’s death) and are equal to the sum of the following:

•	1.4% x average compensation x years of service with the Company; plus

•	0.4% x (average compensation - covered compensation) x years of service with the Company (limited to 35 years).

Covered compensation is the average (without indexing) of the Social Security taxable wage base during the 35-year period ending with the last day of the year in which an individual reaches Social Security retirement age. Benefits are calculated based on a normal retirement age of 65; however, employees may receive a reduced early retirement benefit as early as age 55. Employees may choose to receive their benefits under several different forms provided under the APC Retirement Plan. Employees receive their benefits from the APC Retirement Restoration Plan in the form of a lump-sum payment.

As of December 31, 2013, Messrs. Walker and Reeves were the only NEOs eligible for early retirement under the APC Retirement Plans. Early retirement benefits are calculated using the formula described above; however, the value is multiplied by an early retirement reduction factor as follows:

Age	Early Retirement Factor
62 and older	100%
61	97%
60	94%
59	91%
58	88%
57	85%
56	82%
55	79%

KMG Retirement Plan and KMG Restoration Plan

The KMG Retirement Plan covers all U.S.-based, legacy Kerr-McGee employees who have not incurred a break in service of greater than one year since the date Kerr-McGee was acquired by Anadarko. The KMG Restoration Plan covers certain legacy Kerr-McGee U.S.-based employees that are affected by the IRC limitations. Benefits under these plans are based upon the employee’s years of service and the average monthly earnings during the 36 highest paid consecutive months of the last 120 months of employment.

The KMG Retirement Plan and the KMG Restoration Plan (collectively, KMG Retirement Plans) do not require contributions by employees. An employee becomes vested in his or her benefit at the

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completion of three years of service. Compensation covered by the KMG Retirement Plans includes base salary and payments under the AIP. The maximum amount of compensation for 2013 that may be considered in calculating benefits under the KMG Retirement Plan was $255,000 due to the annual IRC limitation. Compensation in excess of $255,000 was recognized in determining benefits payable under the KMG Restoration Plan.

Benefits under the KMG Retirement Plans are calculated as a life-only annuity for single participants, and a joint and 50% contingent annuity for married participants who are eligible for retirement. Benefits under this plan are equal to the sum of Part A and Part B:

Part A:

•	1.1% x average compensation x years of service prior to March 1, 1999; plus

•	0.5% x (average compensation - covered compensation) x years of service prior to March 1, 1999 (limited to 35 years).

Part B:

•	1.667% x average compensation x years of service on or after March 1, 1999 (limited to 30 years); plus

•	0.75% x average compensation x years of service on or after March 1, 1999 in excess of 30 years; less

•	1% x primary Social Security benefit x years of service on or after March 1, 1999 as of age 65 (limited to 30 years) x (years of service on or after March 1, 1999 divided by years of service on or after March 1, 1999 at age 65).

Covered compensation is the average (without indexing) of the Social Security taxable wage base during the 35-year period ending with the last day of the year in which an individual reaches Social Security retirement age. Benefits are calculated based on a normal retirement age of 65; however, employees may receive a reduced early retirement benefit as early as age 52. Employees may choose to receive their benefits under several different forms provided under the KMG Retirement Plan. Employees receive their benefits from the KMG Restoration Plan in the form of a lump-sum payment.

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Executive Compensation

Mr. Meloy is eligible for early retirement under the KMG Restoration Plan. Early retirement benefits under the KMG Retirement Plans are calculated using the formula described above, however, the value is multiplied by an early retirement reduction factor as follows:

	First Formula Percentage of Normal Retirement Age Benefit Payable (Age Reductions for Benefits Earned Before March 1, 1999)		Second Formula Percentage of Normal Retirement Age Benefit Payable (Age Reductions for Benefits Earned On or After March 1, 1999)
Age Benefit Payments Start	Part A	Part B
62 and older	100%	100%	100%
61	100%	95%	100%
60	100%	90%	100%
59	95%	85%	95%
58	90%	80%	90%
57	85%	75%	85%
56	80%	67.5%	80%
55	75%	60%	75%
54	70%	55%	70%
53	65%	50%	65%
52	60%	45%	60%

As of December 31, 2011, recognizing the high percentage of employees eligible to retire and based upon a recommendation from the Committee, the Board provided legacy participants in both the APC and KMG Retirement Plans a one-time option to either (1) continue to accrue benefits as outlined above (Option 1) or (2) accrue future benefits under the PWA using the same cash balance formula as employees hired on or after January 1, 2007 (Option 2). This one-time election was designed to increase employee retention by minimizing the impact of interest rate fluctuations on early retirement decisions and to accelerate the migration of employees into the PWA. For participants electing Option 2, the above formulae were modified such that:

•	Future accruals consist of pay credits (outlined in the table below, with points equal to the sum of age and years of service) and interest credits;

•	Consistent with the treatment of employees hired on or after January 1, 2007, Anadarko will make an additional contribution each year to the Employee Savings Plan (and/or the Savings Restoration Plan, to the extent required) of four percent of eligible compensation;

•	Service and average compensation used in determining benefits under the above final average pay formulae were frozen as of December 31, 2011;

•	If retirement eligible on or before December 31, 2012, the lump sum interest rate used in determining the lump sum value of pre-2012 accruals would be no greater than 3.18%; and

•	If not retirement eligible on or before December 31, 2012, the lump sum interest rate used in determining the lump sum value of pre-2012 accruals would be no greater than the rate in effect on the date the participant first becomes eligible for early retirement.

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Executive Compensation

Messrs. Walker, Gwin, Daniels, and Reeves chose to continue receiving benefits under Option 1. Mr. Meloy chose to accrue benefits under the PWA beginning in 2012, according to Option 2. The current pay credits provided under the PWA are as follows:

Points	Pay Credit
80 or more	13%
70	11%
60	9%
50	7%
40	6%
Less than 40	5%

The present values provided in the table below are based on the pension benefits accrued through December 31, 2013, assuming that such benefit is paid in the same form as reflected in the accounting valuation. The benefits are assumed to commence at the specified plan’s earliest unreduced retirement age, which is age 62 for those NEOs under the APC Retirement Plans and age 55 for Mr. Meloy under the KMG Retirement Plans pursuant to his 2006 Retention Agreement. All pre-retirement decrements such as pre-retirement mortality and terminations have been ignored for the purposes of these calculations. The interest rate used for discounting payments back to December 31, 2013, is 4.50% in the APC Restoration Plan and 5.00% in the APC Retirement Plan; and 4.50% in both the KMG Restoration Plan and the KMG Retirement Plan, consistent with the discount rates used in the accounting valuation. The long-term interest rate used for converting the benefit to a lump-sum form of payment is set at 100 basis points less than the discount rate, but not less than the most recently published 30-year Treasury rate. Lump sums for NEOs who have locked in or will lock in a known interest rate pursuant to Option 2 (PWA) choice are valued using such lock-in rate. The interest rates used for calculating the values below are 3.89% in the APC Restoration Plan and 4.00% in the APC Retirement Plan; and 3.89% in both the KMG Restoration Plan and the KMG Retirement Plan.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2013 ($)
R. A. Walker(1)	APC Retirement Plan	8.000	358,153	0
	APC Retirement Restoration Plan	16.000	7,699,683	0
Robert G. Gwin	APC Retirement Plan	8.000	261,513	0
	APC Retirement Restoration Plan	8.000	1,825,600	0
Charles A. Meloy(2)	KMG Retirement Plan	31.583	1,639,093	0
	KMG Restoration Plan	36.583	20,092,233	0
Robert P. Daniels	APC Retirement Plan	28.000	1,137,717	0
	APC Retirement Restoration Plan	28.000	6,706,206	0
Robert K. Reeves(1)	APC Retirement Plan	10.000	429,854	0
	APC Retirement Restoration Plan	15.000	4,045,479	0

(1)

The value of Messrs. Walker’s and Reeves’s APC Retirement Restoration benefit in the table includes the effect of the additional pension service credits equal to eight and five years of credited service, respectively, provided in 2007 to recognize that they were mid-career hires that we would like to retain for the remainder

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of their careers. Providing them additional service credits recognized a portion of their prior industry and service years, which directly benefits us and our stockholders. Messrs. Walker and Reeves vested in these additional pension service credits on February 20, 2012 and December 12, 2012, respectively. Messrs. Walker’s and Reeves’s total pension values as of December 31, 2013, excluding these additional pension service credits are $4,022,454 and $2,977,792, respectively.

(2)	The value of Mr. Meloy’s KMG Retirement Restoration Plan benefit includes the effect of the additional pension service credits equal to five years of credit service provided under his 2006 Retention Agreement. Mr. Meloy vested in these additional pension service credits on August 10, 2009. The additional pension service credit was included in the 2006 Retention Agreement to compensate him for certain severance benefits he was otherwise entitled to receive under the change-of-control agreement he had with Kerr-McGee. Mr. Meloy’s total pension value as of December 31, 2013, excluding these additional pension service credits is $14,365,910.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013

The Company maintains a Deferred Compensation Plan for certain employees, including the NEOs. Under this Plan, certain employees may voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their AIP payments. The Company does not match these deferred amounts. In general, deferred amounts are distributed to the participant upon separation from service or at a specific date as elected by the participant. At the time deferral elections are made, participants also elect to receive their distributions in either lump-sum or annual installments not exceeding 15 years.

Due to IRC limitations that restrict the amount of benefits payable under the tax-qualified 401(k) Plan, the Company sponsors a non-qualified Savings Restoration Plan. The Savings Restoration Plan accrues a benefit equal to the excess, if any, of Company matching and PWA contributions that would have been allocated to a participant’s 401(k) Plan account each year without regard to IRC limitations over amounts that were, in fact, allocated to a participant’s account. After a participant reaches the IRC limitations under the 401(k) Plan, the Company makes contributions on their behalf up to the six-percent match on eligible compensation they would have otherwise been entitled to receive under the 401(k) Plan and, if applicable, an additional four percent of eligible compensation for PWA participants. Eligible compensation includes base salary and AIP bonus payments. In general, deferred amounts are distributed to the participant in lump-sum upon separation from service.

Both the Deferred Compensation Plan and the Savings Restoration Plan permit participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan (but excluding the Company stock fund). These notional accounts do not provide for above-market or preferential earnings. Each participant directs investments of the individual accounts set up for the participant under the plans and may make changes in the investments as often as daily. Since each executive officer chooses the investment vehicle or vehicles (including a selection of funds ranging from fixed income to emerging markets, as well as other equity, debt and mixed investment strategies in between) and may change their allocations from time to time, the return on the investment will depend on how well each underlying investment fund performed during the time the executive officer chose it as an investment vehicle. The aggregate performance of such investment is reflected in the “Aggregate Earnings/Losses in 2013” column.

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Executive officers were given the opportunity to make voluntary deferral elections for all of their annual restricted stock unit and performance unit awards granted under the Company’s 1999 Stock Incentive Plan and the 2008 and 2012 Omnibus Plans. Any earnings and/or losses attributable to the deferred shares otherwise payable under these awards are based on the performance of the Company’s stock over the deferral period. In general, deferred awards are distributed to the participant, in the form of Company common stock or cash, as designated by the Compensation Committee at the time of grant, upon termination or at a specific date as elected by the participant. The Company does not subsidize or match any deferrals of compensation into these plans.

Name	Executive Contributions in 2013 ($)	Company Contributions in 2013 ($)	Aggregate Earnings/(Losses) in 2013 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at End of 2013 ($)
R. A. Walker
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan(1)	0	200,933	109,964	0	1,011,348
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Plan	0	0	0	0	0
2012 Omnibus Plan	0	0	0	0	0
Robert G. Gwin
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan(1)	0	27,842	191,430	0	704,153
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Plan	0	0	0	0	0
2012 Omnibus Plan	0	0	0	0	0
Charles A. Meloy
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan(1)	0	149,393	130,985	0	960,848
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Plan	0	0	0	0	0
2012 Omnibus Plan	0	0	0	0	0
Robert P. Daniels
Deferred Compensation Plan(2)	0	0	435,127	0	2,028,461
Savings Restoration Plan(1)	0	89,636	68,485	0	618,062
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Plan	0	0	0	0	0
2012 Omnibus Plan	0	0	0	0	0
Robert K. Reeves
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan(1)	0	93,367	74,078	0	739,329
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Plan	0	0	0	0	0
2012 Omnibus Plan	0	0	0	0	0

(1)	Company contributions in the Savings Restoration Plan are reported in the Summary Compensation Table for each of the NEOs under the “All Other Compensation” column for the fiscal year 2013. The Savings Restoration Plan Aggregate Balance includes amounts reported in the “All Other Compensation” column of the Summary Compensation Table for 2013 as well as amounts previously reported in prior Summary Compensation Tables. The amounts currently or previously reported in the Summary Compensation Table for each NEO are as follows: Mr. Walker — $772,787; Mr. Gwin — $359,084; Mr. Meloy — $669,708; Mr. Daniels — $402,331; and Mr. Reeves — $387,407.

(2)	Mr. Daniels’s balance in the Deferred Compensation Plan includes $366,203 previously reported in prior Summary Compensation Tables.

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Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following tables reflect potential payments to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change of control or termination of employment of each NEO, assuming a termination date of December 31, 2013, and, where applicable, using the closing price of our common stock of $79.32 (as reported on the NYSE as of December 31, 2013).

The following are general definitions that apply to the termination scenarios detailed below. These definitions have been summarized and are qualified in their entirety by the full text of the applicable plans or agreements to which our NEOs are parties.

Involuntary Termination is generally defined as any termination that does not result from the following termination events: resignation; retirement; for cause; death; qualifying disability; extended leave of absence; continued failure to perform duties or responsibilities; a termination in connection with any corporate sale transaction where continued employment is available; or a termination if the NEO is eligible to receive benefits from a Key Employee Change-of-Control Contract, or under an employment or severance agreement.

For Cause is generally defined as the following:

•	the willful and continued failure of the executive officer to perform substantially the executive officer’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or material breach of any material provision in an employment agreement (if applicable), after written demand for substantial performance is delivered to the executive officer by the Board or the CEO of the Company which specifically identifies the manner in which the Board or CEO believes that the executive officer has not substantially performed the executive officer’s duties; or

•	the willful engaging by the executive officer in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

A Change of Control is generally defined as any one of the following occurrences:

•	any individual, entity or group acquires beneficial ownership of 20% or more of either the outstanding shares of our common stock or our combined voting power;

•	individuals who constitute the Board (as of the date of either a given change-of-control contract or an award agreement under our equity plans, as applicable) cease to constitute a majority of the Board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date of either the change-of-control contract or an award agreement under our equity plans, as applicable, will be deemed a member of the incumbent Board;

•	a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of assets of another entity, unless following the business combination,

–	all or substantially all of the beneficial owners of our outstanding common stock prior to the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

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Executive Compensation

–	no person, entity or group owns 20% or more of the outstanding voting securities of the corporation resulting from the business combination; and

–	at least a majority of the board of the corporation resulting from the business combination were members of our Board prior to the business combination; or

•	approval by our stockholders of our complete liquidation or dissolution.

Good Reason is generally defined as any one of the following occurrences within three years of a Change of Control:

•	diminution in the executive officer’s position, authority, duties or responsibilities that were effective immediately prior to the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive officer;

•	any failure by the Company to provide compensation to the executive officer at levels that were effective immediately prior to the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive officer;

•	any material change in the location, as defined in the applicable agreement, where the executive officer was employed immediately preceding the Change of Control, or the Company requiring the executive officer to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control;

•	any termination by the executive officer for any reason during the 30-day period immediately following the first anniversary of a Change of Control (such occurrence is not part of the good reason definition under Mr. Walker’s Severance Agreement);

•	any purported termination by the Company of the executive officer’s employment otherwise than as expressly permitted in their Change-of-Control, Employment or Severance Agreement; or

•	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume the terms provided in the executive officer’s Change-of-Control or Employment or Severance Agreement.

In February 2011, the Compensation Committee eliminated on a prospective basis the Good Reason provision allowing an executive officer to terminate for any reason during the 30-day period immediately following the first anniversary of a Change of Control for all key employee change-of-control contracts executed with any newly appointed and/or newly hired senior executive officers who are not otherwise subject to an existing agreement. The new Severance Agreement for Mr. Walker also excludes this modified single-trigger provision.

Disability is generally defined as the absence of the executive officer from his or her duties with the Company on a full-time basis for 180 business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the executive officer or the executive officer’s legal representative.

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Additional details of the post-termination arrangements can be found on page 51.

Involuntary For Cause Termination

	Mr. Walker($)	Mr. Gwin($)	Mr. Meloy($)	Mr. Daniels($)	Mr. Reeves($)
Cash Severance	0	0	0	0	0
Total	0	0	0	0	0

Voluntary Termination (Including Retirement)
	Mr. Walker($)(1)	Mr. Gwin($)	Mr. Meloy($)(1)	Mr. Daniels($)	Mr. Reeves($)(1)
Prorated Portion of Performance Unit Awards(2)	546,049	0	143,718	0	109,595
Total	546,049	0	143,718	0	109,595

(1)	As of December 31, 2013, Messrs. Walker, Meloy and Reeves were eligible for retirement.

(2)	Under the terms of the performance unit agreements, retirement-eligible participants receive a prorated payout, paid after the end of the performance period, based on actual performance and the number of months worked during the performance period. Messrs. Walker’s, Meloy’s and Reeves’s values reflect an estimated payout based on performance to date through December 31, 2013, which is not indicative of the payout they will receive at the end of the performance period based on actual performance.

Involuntary Not For Cause Termination

	Mr. Walker($)	Mr. Gwin($)	Mr. Meloy($)	Mr. Daniels($)	Mr. Reeves($)
Cash Severance(1)	5,980,000	2,212,500	2,065,000	2,065,000	2,065,000
Pro-rata AIP Bonus(2)	2,923,700	1,181,740	1,005,064	1,005,064	1,077,757
Accelerated Equity Compensation(3)	12,631,562	4,364,421	4,471,391	4,471,391	3,731,254
Retirement Restoration Plan Benefits(4)	0	0	2,704,483	0	0
Health and Welfare Benefits(5)	130,033	68,856	52,873	510,813	80,226
Total	21,665,295	7,827,517	10,298,811	8,052,268	6,954,237

(1)	Mr. Walker’s value assumes two times the sum of his base salary in effect at the end of 2013 plus his target AIP bonus (with his target AIP calculated based on his salary in effect at the beginning of the year); all other NEO values assume two times base salary plus one times target AIP bonus, in each case calculated based on the NEO’s base salary in effect at the end of 2013.

(2)	All payments, if provided, will be paid at the end of the performance period following the Committee’s certification of corporate performance. All NEO values in the table are based on base salary earnings for the year and reflect the actual bonuses awarded under the Company’s 2013 AIP as discussed on page 45.

(3)	Reflects the in-the-money value of unvested stock options, the estimated current value of unvested performance units (based on performance to date) and the value of unvested restricted stock units, all as of December 31, 2013. In the event of an involuntary termination, unvested performance units would be paid after the end of the applicable performance periods based on actual performance.

(4)

Reflects the lump-sum present value of additional benefits related to the Company’s supplemental pension benefits which are contingent upon the termination event. All values include special pension credits, provided through an employment agreement, retention agreement, the APC Retirement Restoration Plan or the KMG Restoration Plan, respectively. On a case-by-case basis, the Compensation Committee may approve a special retirement benefit enhancement that is equivalent to the additional supplemental pension benefits that would have accrued assuming they were eligible for subsidized early retirement benefits. Messrs.

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Executive Compensation

Walker, Meloy, and Reeves are not eligible for this supplemental benefit because they were eligible for early retirement as of December 31, 2013. If the Compensation Committee were to have approved this special benefit for the other NEOs, the incremental value as of December 31, 2013, to the Retirement Restoration Plan benefits disclosed above would have been $993,719 for Mr. Gwin and $3,519,791 for Mr. Daniels.

(5)	Reflects the value of a total of 24 months of health and welfare benefit coverage. All amounts are present values determined in accordance with FASB ASC Topic 715. Mr. Daniels’s value also includes the present value of a retiree death benefit in the Management Life Insurance Plan (MLIP). The MLIP provides for a retiree death benefit equal to one times final base salary. This retiree death benefit is only applicable to participants who were employed by the Company on June 30, 2003. Therefore, this benefit is only applicable to Mr. Daniels.

Change of Control: Involuntary Termination or Voluntary Termination For Good Reason

	Mr. Walker($)	Mr. Gwin($)	Mr. Meloy($)	Mr. Daniels($)	Mr. Reeves($)
Cash Severance(1)	7,475,000	5,344,973	4,856,630	4,856,630	4,931,015
Pro-rata AIP Bonus(2)	2,923,700	1,093,094	974,700	974,700	1,000,350
Accelerated Equity Compensation(3)	12,929,954	4,543,317	4,655,031	4,655,031	3,871,292
Retirement Restoration Plan Benefits(4)	6,390,043	2,238,386	2,704,483	4,753,675	1,537,936
Nonqualified Deferred Compensation(5)	638,800	135,000	502,410	301,446	306,063
Health and Welfare Benefits(6)	193,391	102,893	81,038	536,656	119,766
Outplacement Assistance	30,000	30,000	30,000	30,000	30,000
Financial Counseling(7)	0	46,309	46,309	46,309	46,309
Excise Tax and Gross-Up(8)	N/A	0	0	0	0
Best-of-Net Tax Adjustment(9)	(4,324,441)	N/A	N/A	N/A	N/A
Total	26,256,447	13,533,972	13,850,601	16,154,447	11,842,731

(1)	Mr. Walker’s value assumes 2.5 times the sum of his base salary in effect at the end of 2013 plus his target AIP bonus for the year of termination; all other NEO values assume 2.9 times the sum of base salary plus the highest AIP bonus paid in the past three years.

(2)	Mr. Walker’s value assumes payment of a pro-rata AIP bonus based on his target AIP bonus percentage in effect for the year of termination, his base salary in effect at the beginning of the year and the Company’s actual performance under the Company’s 2013 AIP; all other NEO values assume the full-year equivalent of the highest annual AIP bonus the officer received over the past three years.

(3)	Includes the in-the-money value of unvested stock options, the value of unvested restricted stock units and the estimated current value of unvested performance units, all as of December 31, 2013. Upon a Change of Control, unvested performance units granted prior to 2012 would be paid at target. Upon a Change of Control, the value of any outstanding performance units granted in 2012 and 2013 will be calculated based on the Company’s TSR performance and the price of the Company’s Common Stock at the time of the Change of Control and converted into restricted stock units of the surviving company. In the event of an involuntary not for cause or voluntary for good reason termination within two years following a Change of Control, the units will generally be paid on the first business day that is at least six months and one day following the separation from service. In the event of an involuntary not for cause or voluntary for good reason termination that is more than two years following a Change of Control, the units will be paid at the end of the performance period. For performance units payable based on actual performance, current values reflect performance to date estimates as of December 31, 2013.

(4)

Reflects the lump-sum present value of additional benefits related to the Company’s supplemental pension benefits which are contingent upon the termination event. For Messrs. Gwin and Daniels, who as of December 31, 2013 were not retirement eligible, the values include a special retirement benefit enhancement that is equivalent to the additional supplemental pension benefits that would have accrued assuming the

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Executive Compensation

NEOs were eligible for subsidized early retirement benefits. All values include special pension credits, provided through an employment agreement, retention agreement, the APC Retirement Restoration Plan, the KMG Restoration Plan or a key employee change-of-control contract, respectively.

(5)	Includes the value of an additional three years of employer contributions into the Savings Restoration Plan based on each officer’s current contribution rate to the Plan.

(6)	Values represent 36 months of health and welfare benefit coverage. All amounts are present values determined in accordance with FASB ASC Topic 715. Mr. Daniels’s value also includes the present value of a retiree death benefit in the MLIP. The MLIP provides for a retiree death benefit equal to one times final base salary. This retiree death benefit is only applicable to participants who were employed by the Company on June 30, 2003. Therefore, this benefit is only applicable to Mr. Daniels.

(7)	Values reflect the cost of continuation of financial counseling services for three years after termination. Per the terms of Mr. Walker’s Severance Agreement, he is not eligible for post-termination financial counseling benefits.

(8)	Values estimate the total payment required to make each executive officer whole for the 20% excise tax imposed by IRC Section 4999. Mr. Walker is no longer eligible for this excise tax gross-up benefit per the terms of his Severance Agreement.

(9)	Reflects the aggregate impact of the best-of-net tax adjustment as prescribed under Mr. Walker’s Severance Agreement (as discussed on page 54).

Disability

	Mr. Walker($)	Mr. Gwin($)	Mr. Meloy($)	Mr. Daniels($)	Mr. Reeves($)
Cash Severance	0	0	0	0	0
Pro-rata AIP Bonus(1)	1,690,000	683,087	580,962	580,962	622,981
Accelerated Equity Compensation(2)	12,929,954	4,543,317	4,655,031	4,655,031	3,871,292
Health and Welfare Benefits(3)	906,673	459,225	399,831	380,211	360,112
Total	15,526,627	5,685,629	5,635,824	5,616,204	4,854,385

(1)	Represents payment of a pro-rata target AIP bonus based on target bonus percentages effective for the 2013 AIP and eligible earnings as of December 31, 2013.

(2)	Includes the in-the-money value of unvested stock options, the value of unvested restricted stock units and the estimated current value of unvested performance units, all as of December 31, 2013. In the event of a termination as a result of a disability, unvested performance units granted prior to 2012 would be paid at target. Performance units granted in 2012 and 2013 would be paid after the end of the applicable performance period, based on actual performance. For performance units payable based on actual performance, current values reflect performance to date estimates as of December 31, 2013.

(3)	Reflects the cost of the continuation of additional death benefit coverage provided to executive officers of the Company until age 65. All amounts are present values determined in accordance with FASB ASC Topic 715.

Death

	Mr. Walker($)	Mr. Gwin($)	Mr. Meloy($)	Mr. Daniels($)	Mr. Reeves($)
Cash Severance	0	0	0	0	0
Pro-rata AIP Bonus(1)	1,690,000	683,087	580,962	580,962	622,981
Accelerated Equity Compensation(2)	16,036,777	5,514,036	5,651,528	5,651,528	4,631,099
Life Insurance Proceeds(3)	2,928,510	2,463,394	2,067,183	2,067,183	2,239,449
Total	20,655,287	8,660,517	8,299,673	8,299,673	7,493,529

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Executive Compensation

(1)	Represents payment of a pro-rata target AIP bonus based on target bonus percentages effective for the 2013 AIP and eligible earnings as of December 31, 2013.

(2)	Includes the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock units, all as of December 31, 2013.

(3)	Includes amounts payable under additional death benefits provided to executive officers and other key employees of the Company. These liabilities are not insured, but are self-funded by the Company. Proceeds are not exempt from federal taxes; values shown include an additional tax gross-up amount to equate benefits with nontaxable life insurance proceeds. Values exclude death benefit proceeds from programs available to all employees.

In addition to the benefits outlined above for each termination scenario, each of the NEOs would be paid following termination for any reason, the following vested amounts under our nonqualified benefit programs, which have been previously earned but not paid:

	Mr. Walker($)	Mr. Gwin($)	Mr. Meloy($)	Mr. Daniels($)	Mr. Reeves($)
Retirement Restoration Plan Benefits(1)	10,360,461	1,891,960	21,111,121	6,562,068	5,588,367
Non-qualified Deferred Compensation(2)	1,011,348	704,153	960,848	2,646,523	739,329
Health and Welfare Benefits(3)	113,518	0	0	0	122,289
Total	11,485,327	2,596,113	22,071,969	9,208,591	6,449,985

(1)	Reflects the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits.

(2)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

(3)	Messrs. Walker’s and Reeves’s values represent the lump-sum value of vested subsidized retiree medical benefits. This benefit is coordinated with any additional continuation of health and welfare benefits. In the event of an involuntary not for cause termination, Messrs. Walker’s and Reeves’s vested benefits would be reduced to $82,000 and $90,803, respectively. In the event of an involuntary not for cause or voluntary for good reason termination following a change of control, Messrs. Walker’s and Reeves’s vested benefits would be reduced to $67,166 and $76,012, respectively.

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Transactions with Related Persons

The Company recognizes that related-person transactions can present potential or actual conflicts of interest and it is the Company’s preference that related-person transactions are avoided as a general matter. However, the Company also recognizes that there are situations, including certain transactions negotiated on an arm’s length basis, where related-person transactions may be in, or may not be inconsistent with, the best interest of the Company and our stockholders. Therefore, the Company has written procedures for the approval, ratification and review of ongoing related-person transactions. Either the Board’s Governance and Risk Committee or the full Board (as determined by the Governance and Risk Committee) will review, ratify or approve, as necessary, any related-person transactions prior to the transaction being entered into, or ratify any related-person transactions that have not been previously approved, in which a director, five-percent owner, executive officer or immediate family member of any such person has a material interest, and where the transaction is in an amount in excess of $120,000, either individually or in the aggregate of several transactions during any calendar year. This review typically occurs in connection with regularly scheduled Board meetings.

In addition to those matters described above, the Governance and Risk Committee has approved in advance the following categories of related-person transactions: (i) the rates and terms involved in such transactions where the Company’s standard rates and terms for such transactions apply; and (ii) the hiring of a related person (including immediate family members) as an employee of the Company (but not an officer), provided that total annual compensation (meaning base salary, annual incentive bonus and other amounts to be reported on a W-2) does not exceed $120,000.

In 2011, the Company leased a mineral interest in Ward County, Texas owned by Mr. Geren. The Company paid Mr. Geren $134,902 in royalty payments during 2013, pursuant to a lease with standard industry terms.

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Independent Auditor

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements for 2014. The Board, at the request of the Audit Committee, is asking you to ratify that appointment.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO AUDIT THE COMPANY’S FINANCIAL STATEMENTS FOR 2014. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will make the final determination of the independent auditor for 2014.

KPMG LLP, an independent registered public accounting firm, served as the Company’s independent auditor during 2013. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.

The following table presents fees for the audits of the Company’s annual consolidated financial statements for 2013 and 2012 and for other services provided by KPMG LLP.

	2013	2012
Audit Fees	$6,530,000	$ 6,042,000
Audit-related Fees	1,219,000	871,000
Tax Fees	0	4,000
All Other Fees	274,000	0

Total	$8,023,000	$ 6,917,000

Audit fees are primarily for the audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, and the reviews of the Company’s financial statements included in the Forms 10-Q. KPMG LLP also served as the independent auditor of WES and fees for the audit of WES’s annual consolidated financial statements for 2013 and 2012 were $1,031,000 and $948,000, respectively, which are not included in the table above. In addition, KPMG LLP served as the independent auditor of WGP and fees for the audit of WGP’s annual consolidated financial statements for 2013 and 2012 were $300,000 and $450,000, respectively, which are not included in the table above.

Audit-related fees are primarily for the audits of the Company’s benefit plans, other audits, consents, comfort letters and certain financial accounting consultation. Audit-related fees related to WES for 2013 and 2012 were $758,000 and $665,000, respectively, which are not included in the table above. Audit-related fees related to WGP for 2013 and 2012 were $75,000 and $275,000, respectively, which are not included in the table above.

Tax fees are primarily for tax planning compliance and services. The Audit Committee has concluded that the provision of tax services is compatible with maintaining KPMG LLP’s independence.

All Other Fees are primarily for consulting services. The Audit Committee has concluded that these services are compatible with maintaining KPMG LLP’s independence.

The Audit Committee adopted a Pre-Approval Policy with respect to services which may be performed by KPMG LLP. This policy lists specific audit, audit-related, and tax services as well as any

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Independent Auditor

other services that KPMG LLP is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy.

The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairperson, to whom such authority has been conditionally delegated, prior to engagement. During 2013, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were requested of or approved by the Audit Committee.

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Advisory Vote to Approve

Executive Compensation

ITEM 3 — ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Board recognizes the importance of our stockholders’ opportunity for an advisory say-on-pay vote as a means of expressing views regarding the compensation practices and programs for our NEOs. Based upon the outcome of our 2011 say-on-pay frequency vote, the Company will hold an annual advisory say-on-pay vote until the next say-on-pay frequency vote, which, in accordance with applicable law, will occur no later than the Company’s annual meeting of stockholders in 2017.

As described in detail under the heading Compensation Discussion and Analysis, the Committee believes that the main objective of our executive compensation program is to pay for performance while aligning executives’ interests with stockholder interests. We pay competitive levels of compensation to attract and retain experienced, talented executives and we structure pay to support our business objectives with appropriate rewards for short-term operating results and long-term stockholder value creation. Accordingly, our compensation philosophy recognizes the value of rewarding our executive officers for their performance and motivating them to continue to excel in the future. The incentive compensation earned and paid to our NEOs for 2013 and the decisions made by the Committee impacting compensation for our NEOs in 2013 reflect the pay-for-performance alignment of our compensation programs and adherence to our compensation philosophy. Specifically:

•	Under our long-term incentive program, the relative total stockholder return performance for the two- and three-year performance periods ended December 31, 2013, was below the median of our peers and our NEOs earned below-target payouts of 54% and 92% (out of a maximum 200%) of their performance units for these periods.

•	As a result of the Company’s achievement of record-setting sales volumes and reserve growth, financial discipline through prudent capital spending and efficient cost management, and a continued commitment to the safety of our employees, a performance score of 173% was achieved under the Annual Incentive Program for 2013 for the NEOs.

•	Based on a recommendation from Mr. Walker in light of the lack of clarity with respect to the Tronox Adversary Proceeding, the Committee determined not to adjust Mr. Walker’s compensation for 2013 as compared to 2012, which represented a 22% decrease relative to his predecessor in 2011.

•	The Committee approved salary increases for the NEOs, other than the CEO, ranging from 4.9% to 16.7%, and increased their annual equity awards by approximately 12% based on the Company’s successful execution of the strategic goals for the year, peer benchmarking data and the desire to retain and motivate the executive team for the execution of the Company’s long-term strategy. The base salary increase for Mr. Gwin represents his first increase since November 2010 and the base salary increases for Messrs. Meloy, Daniels and Reeves represent their first increases since November 2011.

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Advisory Vote to Approve

Executive Compensation

As described on page 35, our compensation program consists of several practices that we believe contribute to good governance. These practices include the following:

What We Do	What We Don’t Do
Require a Majority of Pay to Be At-Risk	No Employment Contracts
Emphasize Long-Term Performance	No Tax Gross-Ups on Perquisites
Maintain a Competitive Compensation Package	No Permitted Short Sales or Derivative Transactions in Company Stock
Require Robust Stock Ownership	No New Excise Tax Gross-Ups
Provide for Double-Trigger Equity Acceleration Upon a Change of Control	No Payment of Current Dividends or Dividend Equivalents on Unvested Awards (beginning with awards granted in 2012)
Provide for Clawback Provisions Applicable to Incentive Awards	No Repricing of Stock Options and Stock Appreciation Rights
Structure Incentive Compensation to Be Deductible	No Hedging or Pledging of Company Stock

Please read the Compensation Discussion and Analysis beginning on page 30 for additional details about our executive compensation program, including information about the compensation of our NEOs during 2013.

The Board has determined that the Company’s NEO compensation aligns with our business strategy, focuses on long-term value creation for our stockholders and delivers competitive pay relative to our performance.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, WHICH DISCLOSURE SHALL INCLUDE THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE, AND THE RELATED TABLES AND DISCLOSURE IN THIS PROXY STATEMENT.

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Stockholder Proposals

ITEM 4 — STOCKHOLDER PROPOSAL — REPORT ON POLITICAL CONTRIBUTIONS

The New York State Common Retirement Fund, located at 633 Third Avenue-31st Floor, New York, NY 10017, telephone (212) 681-4489, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

What is the Proposal?

Resolved, that the shareholders of Anadarko Petroleum (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

STOCKHOLDER SUPPORTING STATEMENT

As long-term shareholders of Anadarko Petroleum, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Anadarko Petroleum contributed at least $2,044,863 in corporate funds since the 2003 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade

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Stockholder Proposals

associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Qualcomm, Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ABOVE

STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

The Board has adopted a Political and Public Engagement Policy that addresses the items to be included in the reports requested in the proposal. The Policy can be found on the Company’s website at https://www.anadarko.com/Responsibility/Pages/PoliticalContributions.aspx. As a result of this Policy and the additional actions described below, the Board believes that the requested reports would result in an unnecessary and unproductive use of the Company’s time and resources.

Anadarko believes that it is in the best interest of Anadarko and its stockholders for the Company to participate in the political process. The oil and gas industry, and as a result, the Company’s business and operations, are directly affected by political developments, including but not limited to policies related to energy, tax, and the environment. Anadarko has a stake in helping to elect candidates who understand and support the oil and gas industry. Accordingly, the Company maintains a government relations program to educate public officials about our position on issues significant to the Company’s business, and to support those candidates who advocate pro-growth, free enterprise economic policies and for causes consistent with Company goals and interests. Anadarko participates in the political process only to the extent that it is permissible under federal, state, and local laws, rules and regulations. Its political contributions originate from corporate funds, where permitted by law, as well as through Anadarko’s non-partisan political action committee (APC PAC), which is financed through voluntary contributions made by eligible employees.

To ensure that Anadarko’s political activities are transparent to the Company’s stockholders and other stakeholders, the Policy requires the Company to post on its website, at least annually, a report regarding its political contributions and its contributions to 501(c)(4) social welfare organizations. The report identifies Anadarko’s corporate and PAC political contributions in the United States, as well as contributions to state or local ballot measure committees and other organizations organized under Section 527 of the Internal Revenue Code. The report also discloses all 501(c)(4) social welfare organizations to which the Company made payments in excess of $25,000 in the aggregate for a fiscal year that are paid or managed through Anadarko’s Government Relations department.

The Company participates in various industry trade associations. The Company’s dues and other payments to trade associations are used for a wide variety of purposes by those organizations, such as educational initiatives, developing and publishing technical industry standards and providing professional development and research. Some trade associations also engage in certain lobbying activities that seek to promote legislative solutions that are sound and responsible and appropriately advance Anadarko’s business goals and interests. Since the primary reason for membership in such associations is not political, the Company believes that it is not necessary to report such payments.

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Stockholder Proposals

The Governance and Risk Committee of the Board, a committee which consists solely of independent directors, has oversight responsibility for the Policy and for Anadarko’s political activity. The Policy requires that the Vice President, Government Relations provide an annual report to the Governance and Risk Committee. The report must detail the Company’s political contributions, contributions to 501(c)(4) social welfare organizations and trade association payments.

In addition, the Policy establishes the Company’s internal approval process to ensure that its political contributions comply with applicable laws and are consistent with the Company’s public policy agenda and business priorities. Pursuant to the policy, no Company resources, including the use of Company premises, use of Company equipment, or monetary payments, may be contributed to any political candidate, political committee (other than for the administrative or solicitation expenses of the APC PAC, as permitted by law), political party, ballot measure committee, trade association, or 501(c)(4) social welfare organization, or to any other organization for the purpose of attempting to influence elections or ballot measures without advance approval by the Vice President, Government Relations or the Senior Vice President, General Counsel and Chief Administrative Officer.

The Policy further requires that all political contributions made with Company funds or resources, or made through APC PAC, must promote the interests of the Company and must be made without regard for the personal political preferences of Company officers or executives. Contribution decisions are made based upon the following principles:

•	Any political activity must appropriately advance the Company’s business goals and interests.

•	The Company advocates for sound and responsible legislative and regulatory policies.

•	The Company supports candidates who support the oil and gas industry.

The Board believes that the Policy substantially fulfills the purposes of the reports requested in the proposal. Requiring the Company to provide such additional reports would result in an unnecessary and unproductive use of the Company’s time and resources.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

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Stockholder Proposals

ITEM 5 — STOCKHOLDER PROPOSAL — REPORT ON CLIMATE CHANGE RISK

The Park Foundation Inc., located at P.O. Box 550, Ithaca, NY 14851, telephone (607) 272-9124, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

What is the Proposal?

WHEREAS:

Anadarko Petroleum Corporation is among the world’s largest independent oil and natural gas exploration and production companies.

In recognition of the need to address climate change and minimize global temperature rise, nearly every national government has agreed that “deep cuts in greenhouse gas emissions (GHG) are required;” and that “the increase in global temperature should be below 2 degrees Celsius.”

The International Energy Agency (IEA) states that “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2 degrees Celsius goal, unless carbon capture and storage technology is widely deployed.”

To achieve a 66 percent probability of not exceeding a global temperature rise above 2 degrees Celsius, the Intergovernmental Panel on Climate Change estimates that approximately 987 gigatons of carbon dioxide can be emitted through 2100. The IEA states that total proven reserves of coal, oil, and natural gas, represent approximately 2,860 gigatons of potential CO2 emissions.

Several analysts indicate that companies may not be adequately accounting for or disclosing the downside risks that could result from lower than expected demand or prices for oil.

•	A March 2013 research paper by Citi stated that market forces could “put in a plateau for global oil demand by the end of this decade.”

•	HSBC reports that the equity valuation of oil producers could drop by 40 to 60 percent under a low emissions scenario.

Given the growing public concern about climate change, investors are concerned that actions to significantly reduce GHG emissions could reduce the value of Anadarko’s oil and gas reserves and/or related infrastructure before the end of their expected useful life.

Investors require additional information on how Anadarko is preparing for potential scenarios in which demand for oil and gas is greatly reduced due to regulation or other climate-associated drivers. Without additional disclosure, shareholders are unable to determine whether Anadarko is adequately managing these risks or seizing related opportunities.

RESOLVED:

Shareholders request Anadarko to prepare a report by September 2014, omitting proprietary information and prepared at reasonable cost, on the company’s goals and plans to address global concerns regarding fossil fuels and their contribution to climate change, including analysis of long and short term financial and operational risks to the company.

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Stockholder Proposals

STOCKHOLDER SUPPORTING STATEMENT

We recommend the report include:

•	The risks and opportunities associated with various low-carbon scenarios, including reducing GHG emissions by 80 percent by 2050, as well as a scenario in which global oil demand declines due to evolving policy, technology, or consumer responses to address climate change;

•	Whether and how the company’s capital allocation plans account for the risks and opportunities in these scenarios;

•	How the company will manage these risks, such as reducing the carbon intensity of its assets, diversifying its business by investing in lower-carbon energy sources, or returning capital to shareholders;

•	The Board of Directors’ role in overseeing capital allocation and climate risk reduction strategies.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ABOVE

STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

Anadarko continues to demonstrate its commitment to responsible environmental stewardship by continually looking for ways to minimize the overall environmental impacts of its activities, including the reduction of GHG emissions. In light of the Company’s current reporting on this matter and other steps the Company has taken to assess various risks associated with climate change which are discussed below, the Board believes that the requested report would result in an unnecessary and unproductive use of the Company’s time and resources.

In support of its commitment to responsible environmental stewardship, in 2003 Anadarko formed a Climate Change Committee to organize, evaluate and take action on climate change and GHG emissions. The committee’s charter can be found on the Company’s website at http://www.anadarko.com/SiteCollectionDocuments/PDF/ClimateChangeCmtCharter.pdf. The committee, which reports annually to the Governance and Risk Committee of the Board, assists management with monitoring the science of climate change, monitoring the Company’s measures to reduce GHG emissions and overseeing implementation of GHG emission programs in an effort to maximize the commercial value of proactive GHG management.

Anadarko already reports information responsive to the proposal that addresses the long and short term financial and operational risk to the Company of concerns regarding climate change. Anadarko annually reports climate-related risks and opportunities to the Carbon Disclosure Project (CDP) and will continue to do so in 2014. As part of this disclosure, for each identified risk, Anadarko reports potential financial implications, methods for mitigation, and costs of mitigation. Anadarko’s reports can be found on the Company’s website at http://www.anadarko.com/Responsibility/Pages/ClimateChange.aspx.

In its CDP reports, Anadarko has identified the potential for changing consumer behavior, particularly a decline in the demand for petroleum products, to represent an indirect financial risk to revenues from Anadarko’s crude oil production. Anadarko currently considers this risk to have little to

84

Stockholder Proposals

no impact to its operations and revenues based on its deep, balanced and diversified portfolio and the flexibility it affords. Specifically, Anadarko is among the largest producers of clean-burning natural gas in the U.S. Natural gas is a low-carbon alternative supported by state and federal administrations to reduce global greenhouse gas emissions, while providing reliable, efficient and affordable energy to consumers. Anadarko anticipates that natural gas demand may increase as consumer preferences shift away from more carbon-intensive fuels, particularly as end users seek greater energy security, recoil from volatile oil prices, and refining demand lowers.

To further demonstrate its commitment to responsible environmental stewardship Anadarko has incorporated best practices into its operations that are intended to reduce GHG emissions, including:

•	Leak detection surveying and inefficient pipe replacement

•	Plunger lift, flare, and natural gas recovery system installation to reduce vented CH4

•	Replacement of natural gas-fired pneumatic pumps with solar-powered pumps

•	Replacement of older and less efficient compressors

The Company also supports and participates in ongoing GHG emission-mitigation research. For example, Anadarko partnered with the Environmental Defense Fund (EDF) and university research teams to conduct studies based on sound scientific principles to assess emissions, find and more accurately measure leaks and releases across the natural gas supply chain, determine the impacts and ultimately reduce them. In addition, Anadarko worked collaboratively with Colorado’s Governor, the EDF and other industry peers on proposed state regulations that would utilize industry-leading practices and more formal processes for identifying, controlling and reducing methane leaks and other emissions.

Finally, in order to implement the proposal, the Company would be required to engage in speculation on a variety of matters, including future possible restrictions on carbon emissions and the reaction and conduct of consumers in response to any such regulations. The Company cannot, at a reasonable cost, determine what actions political bodies, including U.S. federal, state or foreign governments, are likely to take in the future relating to restrictions on fossil fuels and their contribution to climate change.

For these reasons, the Board believes that the requested report would result in an unnecessary and unproductive use of the Company’s time and resources.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

85

BY ORDER OF THE BOARD OF DIRECTORS

Amanda M. McMillian
Vice President, Deputy General Counsel, Corporate Secretary and Chief Compliance Officer

Dated: March 21, 2014

The Woodlands, Texas

See enclosed proxy card — please vote promptly

86

1201 LAKE ROBBINS DRIVE THE WOODLANDS, TX 77380

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET– www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Anadarko Petroleum Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE–1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anadarko Petroleum Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67542-P49060-Z62564	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANADARKO PETROLEUM CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.
Vote On Directors
1. Election of Directors	For	Against	Abstain
Nominees:
1a. Anthony R. Chase	☐	☐	☐
				Vote On Proposals		For	Against	Abstain
1b. Kevin P. Chilton	☐	☐	☐	2.	Ratification of Appointment of KPMG LLP as Independent Auditor.	☐	☐	☐
1c. H. Paulett Eberhart	☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
1d. Peter J. Fluor	☐	☐	☐
1e. Richard L. George	☐	☐	☐
1f. Charles W. Goodyear	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 4 AND 5.
1g. John R. Gordon	☐	☐	☐	4.	Stockholder Proposal – Report on Political Contributions.	☐	☐	☐
1h. Eric D. Mullins	☐	☐	☐	5.	Stockholder Proposal – Report on Climate Change Risk.	☐	☐	☐
1i. R. A. Walker	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.
			☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Items 1, 2 and 3, and AGAINST Items 4 and 5. If any other matters come properly before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Each signatory to this proxy acknowledges receipt from Anadarko Petroleum Corporation, prior to execution of this proxy, of a notice of Annual Meeting of Stockholders and a proxy statement dated March 21, 2014.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K/Annual Report are available at:

https://materials.proxyvote.com/032511

☐  FOLD AND DETACH HERE  ☐

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M67543-P49060-Z62564

ANADARKO PETROLEUM CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2014

The undersigned hereby appoint(s) R. A. Walker, Robert G. Gwin and Robert K. Reeves, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Anadarko Petroleum Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Central Daylight Time, on May 13, 2014, at The Hyatt Market Street Hotel, 9595 Six Pines Drive, Suite 1100, The Woodlands, Texas 77380, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)